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                                                                   Exhibit 10.18

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SHAREHOLDERS OF SAPLING CORPORATION ARE ADVISED TO SEEK INDEPENDENT LEGAL ADVICE
CONCERNING THEIR RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT. SEE SECTION 8.17
OF THIS AGREEMENT.
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                            SHARE PURCHASE AGREEMENT

                This Agreement dated as of April 14, 1999 is made

B E T W E E N

                             HYPERION SOLUTIONS CORPORATION,
                             a corporation incorporated under the laws of the State of Delaware

                             and

                             HSC ACQUISITION CO.,
                             an unlimited liability corporation incorporated under the laws of the province of Nova Scotia and

                             THE SHAREHOLDERS OF SAPLING CORPORATION


                                    RECITALS

                  WHEREAS Sapling Corporation ("SAPLING") is a corporation incorporated under the laws of the province of Ontario with authorized share capital consisting of an unlimited number of common shares and an unlimited number of non-voting redeemable preference shares of which Five Million, Seven Hundred and Fifty-Three Thousand, Four Hundred and Fifty-One (5,753,451) common shares will be issued and outstanding as fully-paid and non-assessable as at the Closing Time (defined below);

                  AND WHEREAS the Shareholders (defined below) collectively own all of the issued and outstanding common shares of Sapling (the "SHARES");

                  AND WHEREAS Parentco (defined below) has caused the incorporation of the Purchaser (defined below) for the purpose of purchasing the Shares from the Shareholders;

                  AND WHEREAS the Shareholders have agreed to sell and the Purchaser (defined below) has agreed to purchase the Shares from the Shareholders on the terms and conditions set forth in this agreement;

                  NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, agreements, representations and warranties of the parties hereinafter





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contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

                             ---------------------

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

         "AFFILIATE" has the meaning ascribed thereto under the OBCA.

         "AGREEMENT" means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "HEREOF", "HEREIN", "HERETO", "HEREUNDER", "HEREBY" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

         "ANNUAL EARN-OUT CONSIDERATION" has the meaning given in
         Section 2.4(1).

         "APPLICABLE EMPLOYEE BENEFIT LAWS" has the meaning given in
         Section 5.1(38).

         "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the "LAW") relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

         "ARBITRATION" has the meaning given in Section 8.15.

         "ARBITRATION ACT" has the meaning given in Section 8.15.

         "ASSETS" means all the properties, assets, interests and rights of the Corporation as constituted at the Closing Date including the following:

         (a) all rights and interests of the Corporation to and in the Leased Premises and under the Premises Leases, including prepaid rents, security deposits and options to renew or purchase, rights of first refusal under the Premises Leases and all leasehold improvements owned by the Corporation and forming part of the Leased Premises;

         (b)      the Personal Property;

         (c)      the Inventories;

         (d)      the Receivables;

         (e) all rights and interests of the Corporation under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in favour of the Corporation in connection with the Assets;




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         (f)      the Intellectual Property;

         (g)      the Contracts;

         (h)      the Licences and Permits;

         (i)      the Books and Records;

         (j) all prepaid charges, deposits, sums and fees paid by the Corporation before the Closing Time;

         (k) all rights and interests of the Corporation in all goodwill of the Corporation including the present telephone numbers, internet domain addresses and other communications numbers and addresses of the Corporation;

         (l)      all of the issued and outstanding shares of the Subsidiaries;
                  and

         (m)      all proceeds of any or all of the foregoing.

         "ASSOCIATE" has the meaning ascribed thereto under the OBCA.

         "AUDITORS" means PricewaterhouseCoopers LLP or such other firm of public accountants other than the Reviewing Accountants designated by the Purchaser from time to time.

         "B & E ESCROW AGREEMENT" means an agreement substantially in the form of Exhibit N and acceptable to Borden & Elliot.

         "BACKLOG" means any order for the licensing of Software Products that, as at the end of a period for which revenue is to be determined, would meet all conditions for recognition of software license fees by Parentco on a consolidated basis in accordance with US GAAP except for the condition that the Software Products be shipped.

         "BCG ESCROW AGREEMENT" means an agreement substantially in the form of Exhibit N and acceptable to Blake, Cassels & Graydon to which Blake, Cassels & Graydon, the Purchaser, Parentco and the Non-Resident Shareholders are party.

         "BOOKS AND RECORDS" means all rights and interests of the Corporation in all books, records, files and papers of the Corporation including drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of the Corporation, and all copies and recordings of the foregoing.

         "BREACHING SHAREHOLDER" has the meaning given in Section 4.2.

         "BUSINESS" means the business carried on by the Corporation which primarily involves the design, development and marketing of software for business modelling, activity-based costing/activity-based management and performance management, as well as related training, technical support and solutions expertise.


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         "BUSINESS DAY" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto.

         "CANADIAN DOLLARS" or "CDN. $" means the lawful currency of Canada.

         "CANADIAN GAAP" means those accounting principles which are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants, consistently applied.

         "CANADIAN GAAS" means those auditing standards which are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants, consistently applied.

         "CHANNEL SALES PROGRAMS" means arrangements for the licensing or sub-licensing of a software product of a Person by another Person that is not a Non-Arm's Length Party in relation to the first-mentioned Person, such as a value-added reseller or distributor, and that is commonly referred to as a "channel distributor".

         "CLAIM" has the meaning given in Section 6.1.

         "CLOSING" means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement.

         "CLOSING AGREEMENTS" means the B & E Escrow Agreement, the BCG Escrow Agreement, the Non-Competition Agreement and Intellectual Property Assignments, the IP Assignments, and the releases referred to in
         Section 3.2(14).

         "CLOSING DATE" means April 21, 1999 or such earlier or later date as may be agreed upon in writing by the Purchaser, Parentco and the Shareholder Committee on behalf of the Shareholders.

         "CLOSING STATEMENT" has the meaning given in Section 2.7(1).

         "CLOSING STATEMENT ADJUSTMENTS" has the meaning given in
         Section 2.7(1).

         "CLOSING TIME" means the time of closing on the Closing Date provided for in Section 3.1.

         "COMMON SHAREHOLDERS' RIGHTS" has the meaning given in Section 2.13.

         "CONFIDENTIAL INFORMATION" has the meaning given in Section 7.3(4)

         "CONSENTS AND APPROVALS" means all consents and approvals of the Corporation and the Shareholders required to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, as described in
         Schedule 5.1(30).

         "CONTRACTS" means all rights and interests of the Corporation in all pending and/or executory contracts, agreements, leases and arrangements, whether written or oral, to which the Corporation is a party or by which the Corporation or the Assets or the Business is bound including the Material Contracts and the Leases.


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         "CORPORATION" means Sapling Corporation and each of its Subsidiaries collectively.

         "DEBENTURES" has the meaning given in Section 4.1.

         "DIRECT CLAIM" has the meaning given in Section 6.3.

         "DIRECT SALES" means the licensing of a software product by the direct sales force of a Person.

         "DIRECTOR" means a director of the Corporation; and "DIRECTORS" means every Director.

         "DISPUTE" means any dispute arising out of or in relation to this Agreement between any two or more Parties, one of which is the Purchaser or Parentco, excluding a dispute that involves or is reasonably likely to involve a Person other than a Party and excluding any dispute in respect of the Closing Statement or a Software Revenue Statement.

         "EARN-OUT THRESHOLD" has the meaning given in Section 2.4.

         "EARN-OUT YEAR" has the meaning given in Section 2.4(1).

         "EMPLOYEE" means an individual who is employed by the Corporation; and "EMPLOYEES" means every Employee.

         "EMPLOYEE CERTIFICATE" has the meaning given in Section 5.1(36).

         "EMPLOYEE PLANS" has the meaning given in Section 5.1(38).

         "ENTERPRISE MARKET" means the market for software products consisting of any Person, including any division or Affiliate thereof, which in aggregate has annual revenues, if based in North America of $300 million or more and, if based outside North America, of such dollar amounts less than $300 million as established from time to time by Parentco or an Affiliate of Parentco.

         "ENVIRONMENTAL LAWS" means Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

         "ENVIRONMENTAL PERMITS" means all permits, certificates, approvals, consents, registrations and licences issued or required by any Environmental Laws or any court or governmental authority and relating to or required for the ownership and/or operation of the Business and/or the Assets.

         "ESTIMATED CLOSING STATEMENT" has the meaning given in Section 2.6.

         "ESTIMATED REDUCTION" has the meaning given in Section 2.6.

         "EXCHANGE RATE" means the spot rate of exchange for a currency, expressed in US Dollars, based on the rate of exchange published in The Wall Street Journal on the relevant date of determination.


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         "FINANCIAL STATEMENTS" has the meaning given in Section 5.1(14).

         "FUNDING OF SHAREHOLDERS' RIGHTS" has the meaning given in
         Section 2.13.

         "HAZARDOUS SUBSTANCE" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual.

         "INCLUDING" means "including without limitation", and "INCLUDES" means "includes without limitation".

         "INDEMNIFIED PARTY" means a Person whom the Shareholders or the Purchaser, as the case may be, has agreed to indemnify under Article 6.

         "INDEMNIFYING PARTY" means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 6.

         "INITIATING PARTY" has the meaning given in Section 8.15.

         "INTELLECTUAL PROPERTY" shall mean all rights of the Corporation in and to inventions (whether or not patentable), ideas, formulae, software (in source and object code form), including the Software Products, process engineering, art works, schematic drawings, processes, product plans, logos, trademarks, trademark applications, service marks, copyrights, trade names, trade secrets, know-how, technical information, patents, patent applications, databases, employee lists and customer files.

         "INTERIM PERIOD" means the period from the date of this Agreement to the Closing.

         "INVENTORIES" means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods owned by the Corporation.

         "INVESTORS" means Telesystem Software Ventures Limited Partnership and Stonebridge.

         "IP ASSIGNMENT" means an agreement in the form of Exhibit N.

         "JANUARY CREDIT FACILITY" has the meaning given in Section 4.1.

         "LEASED PREMISES" means all real property that is leased or occupied by the Corporation under the Premises Leases.

         "LEASES" means Personal Property Leases and Premises Leases.

         "LICENCES AND PERMITS" means all licences, permits, filings, authorizations, approvals or indicia of authority issued to the Corporation including the Environmental Permits.

         "LIEN" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any contract to create any of the foregoing.




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         "MATERIAL ADVERSE CHANGE" means a change in the business, operations or capital of the Corporation which has had or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Corporation or the value of the Shares.

         "MATERIAL CONTRACT" means an agreement (whether oral or written) to which the Corporation is a party or by which the Corporation or any of the Assets or the Business is bound including all amendments thereto, except (i) the Leases and (ii) any agreement which involves or may reasonably be expected to involve the payment to or by the Corporation of less than $25,000 over the term of the agreement and which is not otherwise material to the operation of the Business.

         "MATERIAL PERSONAL PROPERTY LEASES" has the meaning given in
         Section 5.1(19).

         "MINORITY RESOLUTION" has the meaning given in Section 2.13.

         "MODULE" means any software that links to or works with, and shares resources such as libraries or subroutines with, any other software, but the source code for which is not integrated with the source code of such other software on a line by line basis.

         "NON-ARM'S LENGTH PARTY" has the meaning ascribed thereto under the Income Tax Act (Canada), and all regulations thereunder, as amended from time to time.

         "NON-COMPETITION AGREEMENT AND INTELLECTUAL PROPERTY ASSIGNMENT" means an agreement in the form of Exhibit E1 in the case of the Investors and Exhibit E2 in the case of Derek Sandison and Robin Alexander.

         "NON-RESIDENT SHAREHOLDER" has the meaning given in Section 2.10(1).

         "NON-RESIDENT'S PURCHASE PRICE" has the meaning given in
         Section 2.10(1).

         "NOTICES" means the notices required to be given by the Corporation and Shareholders to any Person under Applicable Law or pursuant to any Material Contract to which the Corporation is a party or by which the Corporation is bound or which is applicable in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement by the Corporation and Shareholders, as set out in Schedule 5.1(31).

         "OBCA" means the Business Corporations Act (Ontario), as amended from time to time.

         "OBJECTION NOTICE" has the meaning given in Section 2.9.

         "OFFICER" means an officer of the Corporation; and "OFFICERS" means every Officer.

         "OPTION" means any agreement, any option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, or any security, option, warrant, conversion right, subscription right or exchange right of any kind, whether written or oral.

         "PARENTCO" means Hyperion Solutions Corporation.


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         "PARTY" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and "PARTIES" means every Party.

         "PERMITTED LIENS" means:

         (a)      Liens for Taxes if such Taxes are not due and payable;

         (b) mechanics', construction, carriers', workers', repairers', storers' or other similar liens (inchoate or otherwise) which individually or in the aggregate are not material, arising or incurred in the ordinary course of business which have not been filed, recorded or registered in accordance with Applicable Law or of which notice has not been given to the Corporation; and

         (c)      the charges, security interests and other liens listed in
                  Schedule 1.1(1).

         "PERSON" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

         "PERSONAL PROPERTY" means all machinery, equipment, furniture, motor vehicles and other chattels owned or leased by the Corporation (including those in possession of third parties).

         "PERSONAL PROPERTY LEASES" means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements in respect of Personal Property entered into by the Corporation, including all amendments thereto.

         "PREMISES LEASES" means all the leases, agreements to lease, subleases, licence agreements and occupancy or other agreements, including all amendments thereto, as described in Schedule 5.1(18).

         "PRIME RATE" means the prime rate of interest per annum quoted by Bank of Montreal from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which Bank of Montreal refers to as its "prime rate", as such rate may be changed from time to time.

         "PURCHASE PRICE" has the meaning given in Section 2.2.

         "PURCHASE PRICE INCREASE" has the meaning given in Section 2.7(1)(ii).

         "PURCHASE PRICE REDUCTION" has the meaning given in Section 2.7(1)(i).

         "PURCHASER" means HSC Acquisition Co.

         "PURCHASER'S SOLICITORS" means Blake, Cassels & Graydon and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

         "RECEIVABLES" means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Corporation on a consolidated basis together with any unpaid interest


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         accrued on such items and any security or collateral for such items, including recoverable deposits.

         "RELATED TO THE BUSINESS" means, directly or indirectly, used in, arising from or relating in any manner to the Business.

         "RELEASE" includes an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Substance which is or may be in breach of any Environmental Laws.

         "REMITTANCE DATE" has the meaning given in Section 2.10(2).

         "REPRESENTATIVES" has the meaning given in Section 7.3(4).

         "RESPONDING PARTY" has the meaning given in Section 8.15(2).

         "REVENUE" has the meaning given in the definition of the term "Software Revenue".

         "REVIEWING ACCOUNTANTS" means any firm of chartered accountants having qualification to practice in both Canada and the United States as the Purchaser and the Shareholders delivering an Objection Notice, acting reasonably, mutually agree to and excluding each of PricewaterhouseCoopers LLP and Ernst & Young and any related or successor firm.

         "SAPLING" means Sapling Corporation and any successor corporation resulting from a merger, arrangement, amalgamation, business combination, continuance or similar transaction to which Sapling is a party.

         "SECTION 116 CERTIFICATE" has the meaning given in Section 2.10(1).

         "SHAREHOLDERS AGREEMENT" has the meaning given in Section 4.1.

         "SHARES" means all the issued and outstanding shares in the capital of Sapling as constituted at the Closing Time.

         "SHAREHOLDER COMMITTEE" has the meaning given in Section 2.13.

         "SHAREHOLDERS" means the Persons whose names and shareholdings are listed in Schedule 1.1(2).

         "SHAREHOLDERS AGREEMENT" means the Amended and Restated Shareholders' Agreement dated as of October 15, 1998 between, inter alia, the Corporation and each of the Investors, including any amendments thereto;

         "SHAREHOLDERS' SOLICITORS" means in the case of Derek Sandison, Integrated Business Modelling Corp., Susan Griggs, Robin Alexander, James Danziger and Philip Powell, Borden & Elliot, and in the case of the Investors, Morris Rose & Ledgett.

         "SOFTWARE PRODUCTS" means:

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                  (i)      all existing software as at the Closing Date owned or
                           controlled or created by or for the Corporation, or licensed pursuant to licenses in favour of the Corporation and referred to in Schedule 5.1(23), including software for business modelling, activity-based costing/activity-based management and performance management and including the computer software applications currently known as "NetProphet" and "NetScore"; and

                  (ii) all prior and future versions thereof and corrections, updates, enhancements, reissuances and modifications thereto and all source code and other materials relating thereto, whether developed before or after the Closing Date.

         Notwithstanding any of the foregoing, Software Products shall exclude:

                  (i) all Modules (other than those for which the primary functionality is activity-based costing/activity-based management or performance management) that link to or work with any of the foregoing that are owned or controlled or created by or for, or licensed in favour of, Parentco or any Affiliate of Parentco (other than the Corporation and its successors), including all prior versions thereof and corrections, updates, enhancements, reissuances and modifications thereto and all source code and other materials relating thereto, and in each case whether developed or acquired by Parentco or any other Person (other than the Corporation and its successors), other than any Module that constitutes a Web-based delivery mechanism for NetProphet or NetScore developed after the Closing Date; and

                  (ii) all existing and future software owned or controlled or created by or for, or licensed in favour of Parentco or any Affiliate of Parentco (other than the Corporation and its successors) and any software substantially based thereon, and in each case including all prior versions thereof and corrections, updates, enhancements, reissuances and modifications thereto and all source code and other materials relating thereto, and in each case whether developed or acquired by Parentco or any other Person (other than the Corporation and its successors).

         "SOFTWARE REVENUE" means for the Earn-out Year or the Stub Period, as the case may be, subject to the terms of this provision, all software license fees and other revenue recognized by Parentco on a consolidated basis in accordance with US GAAP generated from the licensing and other exploitation of the Software Products ("REVENUE"), and without limiting the generality of the foregoing shall include: (i) a share of all software license fees attributable to Software Products with respect to licenses of applications bundled with, or multi-product sales including, the Software Products, in each case allocated in accordance with US GAAP; (ii) to the extent that any Revenue recognized by Parentco on a consolidated basis as a result of licensing or other exploitation of the Software Products to Non-Arm's Length Parties is less than the amount of the Revenue that would have been charged by Parentco to a Person other than a Non-Arm's Length Party, the amount of such deficiency; (iii) any amount deemed to be "Software Revenue" in accordance with Section 2.8(1); and (iv) an amount equal to the software license fees that would have been recognized by Parentco on a consolidated basis in accordance with US GAAP as a result of the shipment of


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         any Backlog. To the extent that Revenue recognized by Parentco on a consolidated basis in accordance with US GAAP for Software Products is less than the following thresholds:

         (i) $35,000 in the case of any such revenue generated after the Closing Date by Direct Sales by Parentco or any Affiliate thereof of the first multi-user single server configuration of NetScore or NetProphet or any correction, update, enhancement, reissuance or modification thereto to any Person including a division or Affiliate thereof;

         (ii) $15,000 in the case of revenue generated after the Closing Date by Direct Sales by Parentco or any Affiliate thereof of any subsequent configuration of a product referred to in clause (i) to the same Person including a division or Affiliate thereof; and

         (iii) $10,000 in the case of any revenue generated after the Closing Date by the license or other disposition of a single user configuration of NetScore or NetProphet or any correction, update, enhancement, reissuance or modification thereto, then Software Revenue shall in each case include the amount necessary to increase such revenue recognized by Parentco to the applicable threshold amount referred to above. Notwithstanding any of the foregoing, Software Revenue shall exclude any revenue recognized by the Corporation prior to Closing or any revenue attributed to the provision of services or maintenance revenue, and shall be net of any payments made or accrued by Parentco on a consolidated basis to any Person, other than employees of Parentco or employees of any Affiliate of Parentco in respect of sales or product royalties, commissions or other similar compensation.

         "SOFTWARE REVENUE STATEMENTS" means the statements delivered in accordance with Sections 2.7(2) and 2.7(3).

         "SRED TAX CREDIT" means the amount in respect of the refundable scientific research and experimental development tax credits claimed or to be claimed in respect of any fiscal period or taxation year ending on or prior to the Closing Date by the Corporation under the Income Tax Act (Canada) and reflected in the Closing Statement.

         "STATEMENT OF DISPUTE" has the meaning given in Section 8.15(2).

         "STONEBRIDGE" means CIBC Trust and Merchant Bank (Barbados) Limited in its capacity as trustee of The Stonebridge Domestic Trust.

         "STUB PERIOD" means the period commencing on the Closing Date and terminating on June 30, 1999.

         "STUB PERIOD SOFTWARE REVENUE SHORTFALL" means the excess, if any, of the Stub Period Software Revenue Target over the Software Revenue for the Stub Period.

         "STUB PERIOD SOFTWARE REVENUE TARGET" means the product of (i) $1,127,610; and (ii) a fraction, the numerator of which is the number of days in the Stub Period and the denominator of which is 91.



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         "SUBSIDIARIES" means the corporations listed in Schedule 5.1(11) other than Sapling.

         "TAXES OR TAX" means any and all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers' compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not. Taxes shall also mean any liability for the payment of any amounts of the type described in the preceding sentence as a result of any express or implied obligation to indemnify any other person.

         "TELSOFT" has the meaning given in Section 4.3.

         "THIRD PARTY" has the meaning given in Section 6.5.

         "THIRD PARTY CLAIM" has the meaning given in Section 6.3.

         "US DOLLARS" or "$" means the lawful currency of the United States of America.

         "US GAAP" means those accounting principles which are recognized as being generally accepted in the United States of America from time to time, consistently applied and, for the purposes of this Agreement, shall mean that the currency of display is US Dollars.

         "WITHHELD AMOUNT" has the meaning given in Section 2.10(2).

         "YEAR 2000 COMPLIANT" has the meaning given in Section 5.1(26).

1.2 HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 BUSINESS DAYS. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.5 CURRENCY AND PAYMENT OBLIGATIONS. Except as otherwise expressly provided in this Agreement:

         (1) all dollar amounts referred to in this Agreement are stated in US Dollars;

         (2) any payment contemplated by this Agreement shall be made by cash, certified cheque or any other method that provides immediately available funds; and

         (3) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available not later than 2:00 p.m. (Toronto time) on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.6 CALCULATION OF INTEREST. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

1.7 STATUTE REFERENCES. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.8 SECTION AND SCHEDULE REFERENCES. Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement. The Exhibits and Schedules to this Agreement are as follows:

                                    EXHIBITS

     A            Share Transfer Form
     B            Shareholder's Bring-Down Certificate
     C            Shareholder's Corporate Certificate
     C1           Investor's Certificate
     D            Corporation's Corporate Certificate
     E1           Non-Competition Agreement and Intellectual Property Assignment
     E2           Non-Competition Agreement and Intellectual Property Assignment
     F            Shareholder's Solicitors' Opinion
     G            Resignation of Director/Officer
     H            Shareholder's Release
     I            Conditional Release
     J            Bring-Down Certificate of Purchaser and Parentco
     K            Corporate Certificate of Purchaser and Parentco
     L            Purchaser's Solicitors' Opinion
     M            IP Assignment
     N            B & E Escrow Agreement


                                    SCHEDULES

     1.1(1)       Permitted Liens
     1.1(2)       Shareholders
     2.7(1)       Closing Statement Adjustments
     2.14         Option Agreements
     5.1(3)       Debentures and Options
     5.1(7)       Litigation
     5.1(11)      Authorized Capital and Other Capital
     5.1(14)      Financial Statements
     5.1(15)      Assets
     5.1(17)      Personal Property

     5.1(18)      Premises Leases
     5.1(19)      Personal Property Leases
     5.1(20)      Material Contracts
     5.1(23)      Intellectual Property
     5.1(25)      Employees and Developers
     5.1(27)      Licences and Permits
     5.1(29)      Bank Accounts and Safety Deposit Boxes
     5.1(30)      Consents and Approvals
     5.1(31)      Notices
     5.1(34)      Insurance
     5.1(35)      Environmental Matters
     5.1(36)      Employees
     5.1(37)      Collective Agreements
     5.1(38)      Employee Plans
     5.1(39)      Customers and Suppliers
     5.1(42)      Intercompany Services
     5.1(48)      Absence of Certain Changes or Events

                              ---------------------

                                   ARTICLE 2
                               PURCHASE OF SHARES

2.1 AGREEMENT TO PURCHASE AND SELL. At the Closing Time, subject to the terms and conditions of this Agreement, the Shareholders shall sell to the Purchaser, and the Purchaser shall purchase from the Shareholders, the Shares.

2.2 AMOUNT OF PURCHASE PRICE. The purchase price payable by the Purchaser to the Shareholders for the Shares (the "PURCHASE PRICE") shall be equal to the sum of:

         (1)      subject to Section 2.7(1), Fifteen Million US Dollars
                  ($15,000,000);

         (2) the Annual Earn-out Consideration, which earn-out consideration is intended to represent the value of a portion of the underlying goodwill which the Parties have been unable to quantify prior to the date hereof; and

         (3) the amount of any payments made by the Purchaser to the Shareholders under Section 2.11,

less the aggregate amount of deductions and payments made under Section 2.11(3).

2.3      PAYMENT OF PURCHASE PRICE.

         (1) Subject to Sections 2.3(2) and (3) and Section 2.10, the Purchase Price shall be paid and satisfied as follows:

                  (i) subject to Section 2.6, Section 2.7 and Section 2.12, an amount equal to Fifteen Million US Dollars ($15,000,000) shall be paid at the Closing;

                  (ii) subject to Section 2.11(3), an amount equal to the Annual Earn-out Consideration, if any, shall be paid to the Shareholders in accordance with Section 2.4(1); and

                  (iii) an amount equal to any payments required to be made by the Purchaser to the Shareholders under Section 2.11, in accordance with such Section.

                  in each case with each Shareholder receiving a portion thereof based on the percentage of Shares beneficially owned by such Shareholder as at the Closing Time as set forth opposite the Shareholder's name in Schedule 1.1(2).

         (2) Subject to Section 2.3(3), each of the Shareholders hereby irrevocably directs the Purchaser to make all payments on account of the Purchase Price or otherwise to be made by the Purchaser to the Shareholders hereunder to Borden & Elliot on behalf of the Shareholders, to be disbursed to the Shareholders by Borden & Elliot in proportion to the percentage beneficial ownership interest in the Shares as at the Closing Time as set forth opposite the Shareholder's name in Schedule 1.1(2) against delivery of a receipt for such payment executed by or on behalf of the Shareholder.

         (3) In the event that the transactions contemplated by this Agreement are not completed by the Purchaser with any Breaching Shareholder in accordance with Section 4.2, all payments to be made pursuant to Section 2.3 or Section 2.4 or any other payment required to be made hereunder by the Purchaser to Borden & Elliot on behalf of the Shareholder or the Shareholders shall be reduced by a percentage equal to the percentage of Shares beneficially owned by the Breaching Shareholder as at the Closing Time as set forth opposite the Breaching Shareholder's name in Schedule 1.1(2). The full amount of any such reduction shall be for the account of the Breaching Shareholder and no payment shall be made by Borden & Elliot to such Breaching Shareholder until such time and in accordance with such written notice as may be delivered by the Purchaser and the Breaching Shareholder to Borden & Elliot authorizing payments hereunder to the Breaching Shareholder together with payment to Borden & Elliot by the Purchaser of the amount referred to in such notice.

2.4      PAYMENT OF EARN-OUT CONSIDERATION.

         (1) Subject to adjustment pursuant to Section 2.8 and Section 2.9 and any set-off pursuant to Section 6.9, the Purchaser shall pay to the Shareholders an amount on February 29, 2000 equal to 41.18% of Software Revenue in excess of the Stub Period Software Revenue Shortfall up to an amount equal to the sum of $17,000,000 and the amount of the Stub Period Software Revenue Shortfall (the "EARN-OUT THRESHOLD") for the period from July 1, 1999 to December 31, 1999.

         (2) Subject to adjustment pursuant to Section 2.8 and Section 2.9, the provisions as to payment in Section 2.11(3) and any set-off pursuant to Section 6.9, the Purchaser shall pay to the Shareholders the Annual Earn-out Consideration (defined below) on August 31, 2000 less an amount equal to the aggregate amount paid pursuant to Section 2.4(1). "ANNUAL EARN-OUT CONSIDERATION" means the aggregate of (i) an amount equal to 41.18% of Software Revenue in excess of the Stub Period Software

                  Revenue Shortfall up to the Earn-out Threshold for the one (1) year period ending June 30, 2000 (the "EARN-OUT YEAR") and
                  (ii) an amount equal to 20% of Software Revenue in excess of the Earn-out Threshold for the Earn-out Year.

2.5      SALES AND MARKETING.

         (1) Subject to Section 2.5(2), after the Closing Time Parentco and the Purchaser shall have complete and full discretion on pricing policy and sales and marketing investments in respect of the Business, including as they relate to exploitation of the Software Products, and each Shareholder acknowledges that any proposed pricing policy or sales and marketing investments in respect of the Business communicated by or on behalf of the Purchaser to any Shareholder or its representative prior to the Closing Time is subject to change at any time at the Purchaser's sole discretion based on its assessment from time to time of all factors deemed relevant by it including the state of the Business and the market for, or competitive position of, the Software Products.

         (2) During the period commencing on the Closing Date and ending on June 30, 2000, Parentco and the Purchaser agree to cause the Corporation or its successor to:

                  (i) establish on the Closing Date and maintain for the period ending June 30, 2000, sales commissions plans for the Direct Sales of the Software Products at a percentage of revenue that is no less than the sales commissions plans as a percentage of revenue established from time to time by Parentco for the Direct Sales of the Hyperion Pillar and Hyperion Enterprise products, subject to exceptions for special compensation incentives established periodically out of the normal course of business in respect of the Hyperion Pillar or the Hyperion Enterprise products;

                  (ii) undertake on the Closing Date and maintain for the period ending June 30, 2000, Channel Sales Programs for the Software Products on terms that are in the aggregate not less economically favourable to the Corporation than the terms for Channel Sales Programs undertaken by Parentco for Hyperion Pillar and Hyperion Enterprise undertaken by Parentco are for Parentco; and

                  (iii) establish on the Closing Date and maintain for the period ending June 30, 2000, pricing guidelines similar to the pricing guidelines for the Software Products for markets other than the Enterprise Market on a basis that is substantially similar to the pricing for such markets established from time to time by Parentco for Hyperion Pillar and Hyperion Enterprise,

                  and during such period, Parentco agrees that a standalone list price for the Software Products will be maintained on the price list of Parentco and any of its Affiliates to the extent that an Affiliate undertakes the sale of Software Products.

         (3) At the time of delivery of the Software Revenue Statements to the Shareholders pursuant to Section 2.7, Parentco agrees to deliver to the Shareholders a certificate of one or more officers of Parentco and an Affiliate of Parentco having an overall responsibility for the marketing of the Software Products certifying that Parentco and the Purchaser have caused the Corporation or its successor to take the actions referred to in Section 2.5(2).

2.6 ESTIMATED CLOSING STATEMENT. The Shareholders shall provide the Purchaser, at least five Business Days before the Closing Date, with an estimated consolidated balance sheet of the Corporation as at the Closing Time, prepared in accordance with Canadian GAAP using Canadian dollars as the currency of display and subject to reflecting the adjustments, reserves, information and accounting principles set forth in Schedule 2.7(1) (the "ESTIMATED CLOSING STATEMENT"). The amount of payment in respect of the Purchase Price payable pursuant to Section 2.3(1) shall be reduced by the excess, if any, of the total liabilities over the total assets, in each case as reflected in the Estimated Closing Statement and converted to US Dollars using the Exchange Rate in effect on the Business Day preceding the Closing Date (the "ESTIMATED REDUCTION").

2.7      PREPARATION AND DELIVERY OF STATEMENTS.

         (1) The Purchaser shall cause the Auditors to review, at the expense of the Purchaser, the consolidated balance sheet of the Corporation as at the Closing Time, prepared in accordance with Canadian GAAP using Canadian Dollars as the currency of display, and shall cause the Corporation to deliver the results of such review to the Purchaser and the Shareholders, no later than July 31, 1999, subject to reflecting the adjustments, reserves, information and accounting principles set forth in Schedule 2.7(1) (the "CLOSING STATEMENT"), together with the report of the Auditors thereon prepared in accordance with Canadian GAAS. Subject to Section 2.9, the amount of the Purchase Price shall be:

                  (i) reduced by the excess, if any, of the total liabilities over the total assets, in each case as reflected in the Closing Statement (the "PURCHASE PRICE REDUCTION"); and

                  (ii) increased by the excess, if any, of the total assets over the total liabilities, in each case as reflected in the Closing Statement (the "PURCHASE PRICE INCREASE"),

                   in each case converted to US Dollars using the Exchange Rate in effect on the Business Day preceding the Closing Date, and the amount of any reduction in the Purchase Price determined in accordance with clause (i) above shall be satisfied through the set-off by the Purchaser of such amount against the Annual Earn-out Consideration, if any, and shall otherwise be payable to the Purchaser by the Shareholders, subject to adjustment pursuant to Section 2.9, on August 31, 2000, pro rata to each Shareholder's percentage beneficial ownership interest in the Shares as at the Closing Time as set forth opposite the Shareholder's name in Schedule 1.1(2), and the amount of any increase in the Purchase Price determined in accordance with clause (ii) above shall be paid and satisfied through a payment of such amount by the Purchaser to the Shareholders within 30 days after the delivery by the Purchaser to the Shareholders of the Closing Statement, subject to the payment provisions in Section 2.11(3). The foregoing payments shall be adjusted to reflect any Estimated Reduction as follows:

                           (A) If the Estimated Reduction is less than the Purchase Price Reduction, the excess of the Purchase Price Reduction over the Estimated Reduction shall be satisfied by set-off or paid by the Shareholders to the Purchaser, subject to adjustment pursuant to Section 2.9, on August 31, 2000, in accordance with the foregoing.

                           (B)     If the Estimated Reduction is greater than
                                    the Purchase Price Reduction, the excess of the Estimated Reduction over the Purchase Price Reduction shall be paid by the Purchaser to the Shareholders in accordance with the foregoing.

                           (C) If there is a Purchase Price Increase, an amount equal to the sum of the Purchase Price Increase and the Estimated Reduction shall be paid by the Purchaser to the Shareholders in accordance with the foregoing.

         (2) The Purchaser shall cause the Auditors to review, in connection with the Auditors audit of Parentco's consolidated financial statements, at the expense of the Corporation, the Software Revenue for the Stub Period, and shall cause the Corporation to deliver to the Purchaser and the Shareholders, no later than August 31, 1999, a statement setting forth the Software Revenue for the Stub Period, together with the report of the Auditors thereon prepared in accordance with US GAAP.

         (3) The Purchaser shall cause the Auditors to review, in connection with the Auditors audit of Parentco's consolidated financial statements, at the expense of the Corporation, the aggregate Software Revenue for the period from July 1, 1999 to December 31, 1999 and for the Earn-out Year, and shall cause the Corporation to deliver to the Purchaser and the Shareholders, no later than February 14, 2000 and August 16, 2000, a statement setting forth the Software Revenue for each of such periods respectively, together with the report of the Auditors thereon prepared in accordance with US GAAP.

         (4) The Purchaser shall cause the Corporation or its successor to provide access to the Shareholder Committee or its representatives and the Reviewing Accountants to Parentco's consolidated books and records to the extent relevant for the purpose of reviewing, Software Revenue and related sales commissions in respect of Software Products, the Closing Statement and the Software Revenue Statements and the preparation of such statements, together with the Purchaser's calculations of any amounts set forth in such statements and, subject to execution of a non-disclosure agreement in the form prescribed by the Auditors, shall cause the Auditors to provide access to the working papers of the Auditors used in the preparation of its report in respect of such statements.

2.8      EARN-OUT ADJUSTMENTS.

         (1) In the event of the sale of 50% or more of the outstanding securities of the Corporation or its successor or the Purchaser, or the sale, lease, license, exchange or other disposition of all or a significant portion of the assets of the Corporation or its successor including the Software Products or any part thereof outside the ordinary course of business as conducted by the Corporation or its successor from time to time or a transaction relating to the co-development or co-marketing of products of or for the Corporation or its successor pursuant to a partnership, joint venture, strategic alliance or otherwise (a "JOINT VENTURE"), and excluding any transaction involving only a wholly-owned Affiliate of the Purchaser, an amount determined in accordance with the following shall be deemed to constitute Software Revenue in the period in which such transaction is closed:

                  (i) if such transaction is other than a Joint Venture and is closed in the period from the Closing Date and terminating on September 30, 1999, the net present value, calculated using a discount rate equal to the Prime Rate as at the date of closing of such transaction, of the total consideration to Parentco on a consolidated basis from such transaction as recognized by Parentco on a consolidated basis in accordance with US GAAP;

                  (ii) if such transaction is other than a Joint Venture and is closed in the period from October 1, 1999 and terminating on June 30, 2000, an amount equal to the product of:

                           (A) the net present value, calculated using a discount rate equal to the Prime Rate as at the date of closing of such transaction of the total consideration to Parentco on a consolidated basis from such transaction as recognized by Parentco on a consolidated basis in accordance with US GAAP

                           and

                           (B) a fraction, the numerator of which is the number of days from the date of closing of such transaction to June 30, 2000 and the denominator of which is 273, and

                  (iii) if such transaction is a Joint Venture, the net present value, calculated using a discount rate equal to the Prime Rate as at the date of closing of such transaction, of the consideration received by the Corporation or its successor from the other parties to the Joint Venture in respect of Software Products licensed or otherwise provided to such parties to the extent such consideration does not constitute Software Revenue.

         (2) In the event that a Person, in the period from the date of this Agreement to June 30, 2000 acquires, individually or acting jointly and in concert with other Persons, a number of voting securities of Parentco to which are attached in aggregate in excess of 50% of the number of votes attaching to all voting securities of Parentco outstanding at such time, the Purchaser agrees that Annual Earn-out Consideration for the period from the later of (i) the date of such acquisition and (ii) June 30, 1999 to June 30, 2000 shall be deemed to be not less than the product of

                           (A)      $7 million
                           and

                           (B) a fraction, the numerator of which is the number of days from the later of (i) the date of such acquisition and (ii) June 30, 1999 to June 30, 2000 and the denominator of which is 366.

2.9 OBJECTION TO STATEMENTS. In the event that the Shareholder Committee objects in good faith to the Closing Statement, the Software Revenue Statement delivered in accordance with Section 2.7(2) or the Software Revenue Statement for the Earn-out Year delivered in accordance with Section 2.7(3), the Shareholders shall so advise the Purchaser by delivery to the Purchaser of a written notice executed by such Shareholders (the "OBJECTION NOTICE") within 20 Business Days after the later of (i) delivery to the last of the Shareholders who are members of the Shareholder Committee of such statement, and (ii) the date that the Shareholder Committee had reasonable access to the relevant information supporting such statement in accordance with Section 2.7(4). The Objection Notice shall set out the reasons for the Shareholders' objection as well as the amount under dispute and reasonable details to the extent available of the calculation of such amount. In the event that the Parties agree on a resolution of the dispute set out in the Objection Notice, the Parties shall confirm the resolution in writing and shall thereafter be bound by such resolution and any adjustment to the Purchase Price required in accordance with
Section 2.7(1) and Section 2.4 or any resulting payments shall be made within 10 Business Days of such resolution. In the event that the Parties are unable to settle any dispute set out in the Objection Notice within 30 days after the delivery by the Shareholders to the Purchaser of the Objection Notice, the dispute shall forthwith, and in any event within 45 days after the delivery by the Shareholders to the Purchaser of the Objection Notice, be referred to the Reviewing Accountants. The Reviewing Accountants shall finally settle the dispute between the Parties and no recourse may thereafter be had with regard to the referred dispute to any court or tribunal. In making a determination, the Reviewing Accountants shall act as experts and not as arbitrators. If the settlement of any dispute results in an adjustment to the Purchase Price in favour of the Shareholders of an aggregate amount that is less than the greater of (i) $25,000 and (ii) all costs of the Reviewing Accountants in respect of that dispute, then all costs of the Reviewing Accountants in respect of that dispute shall be borne by the Shareholders and shall be deducted by the Purchaser from any amount payable to the Shareholders pursuant to the Closing Statement or any of the Software Revenue Statements and remitted to the Reviewing Accountant in satisfaction of the amount owing in respect of such costs or, to the extent no such amount is payable, shall be payable by the Shareholders to the Reviewing Accountants; in all other circumstances the costs of the Reviewing Accountants in respect of that dispute shall be borne by the Purchaser.

2.10     SECTION 116 OF THE INCOME TAX ACT (CANADA)

         (1) Each of Stonebridge, Robin Alexander, Varsha Bhat, and David Kempa, none of which is a resident of Canada for purposes of the Income Tax Act (Canada) (a "NON-RESIDENT SHAREHOLDER"), shall on or before the Closing Date, deliver to the Purchaser a certificate issued by the Minister of National Revenue of Canada pursuant to subsection 116(2) of the Income Tax Act (Canada) (a "SECTION 116 CERTIFICATE") in respect of the proposed disposition by the Non-Resident Shareholder of the Shares owned by the Non-Resident Shareholder. The Section 116 Certificate delivered by a Non-Resident Shareholder shall specify a "certificate limit" in an amount no less than the Purchase Price attributable to the Shares owned by such

                  Non-Resident Shareholder (the "NON-RESIDENT'S PURCHASE PRICE"). The Section 116 Certificate shall be deemed not to have been delivered in respect of any payment or part thereof on account of the Non-Resident's Purchase Price if, in the opinion of Blake, Cassels & Graydon, acting reasonably, it does not exonerate the Purchaser from liability under Section 116 of the Income Tax Act (Canada) in respect of such payment or part thereof on account of the Non-Resident's Purchase Price.

         (2)      In the event that the Section 116 Certificate required under
                  Section 2.9(1) has not been delivered by a Non-Resident Shareholder to the Purchaser on or before the Closing Date, or in the event that a Section 116 Certificate that is delivered by a Non-Resident Shareholder does not specify a "certificate limit" that is no less than the Non-Resident's Purchase Price, the Purchaser shall withhold from the Non-Resident's Purchase Price an amount equal to 33 1/3% of the Non-Resident's Purchase Price, or, if a Section 116 Certificate has been delivered by the Non-Resident Shareholder, an amount equal to 33 1/3% of the Non-Resident's Purchase Price less the certificate limit specified in the Section 116 Certificate (the "WITHHELD AMOUNT"). The Withheld Amount shall be deposited by Blake, Cassels & Graydon pursuant to an irrevocable direction of the Purchaser in an interest bearing trust account at a bank located in Ontario to be held for the benefit of the Non-Resident Shareholder to be disposed of as set out herein. The Withheld Amount shall be remitted by Blake, Cassels & Graydon to the Receiver General of Canada on the day that the Withheld Amount is required to be so remitted pursuant to subsection 116(5) of the Income Tax Act (Canada) (the "REMITTANCE DATE"). All interest earned on the Withheld Amount shall be for the account of the Non-Resident Shareholder and the full amount of such interest less any applicable taxes of any nature whatsoever applicable to such interest shall be paid by Blake, Cassels & Graydon to the Non-Resident Shareholder on the Remittance Date.

         (3) Notwithstanding the foregoing, if a Non-Resident Shareholder delivers a Section 116 Certificate to Blake, Cassels & Graydon at any time after the Closing Date and prior to the day that is two Business Days before the Remittance Date that in the opinion of Blake, Cassels & Graydon exonerates the Purchaser from liability under Section 116 of the Income Tax Act (Canada) in respect of any payment on account of the Non-Resident's Purchase Price in the amount of the "certificate limit" specified in the Section 116 Certificate, Blake, Cassels & Graydon shall pay to the Non-Resident Shareholder on account of the Non-Resident's Purchase Price an amount equal to the amount, if any, by which

                  (a)      the aggregate of

                           (i)      the Withheld Amount

                                    and

                           (ii)     the amount, if any, by which

                                    (A)      the amount of interest received by
                                             Blake, Cassels & Graydon on the
                                             Withheld Amount
                                             exceeds

                                    (B)      the amount of any tax payable by
                                             the Purchaser in respect of any
                                             interest on the Withheld Amount or
                                             which the Purchaser is required or
                                             entitled to withhold or deduct in
                                             respect of such interest

                           exceeds

                  (b)      33 1/3% of the amount, if any, by which

                           (i)      the Non-Resident's Purchase Price

                                    exceeds

                           (ii)     the "certificate limit" specified in the
                                    Section 116 Certificate.

         (4) In the event that a Non-Resident's Purchase Price is subsequently adjusted upward so that it exceeds the certificate limit of a Section 116 Certificate delivered by the Non-Resident Shareholder, the Non-Resident Shareholder shall deliver a revised Section 116 Certificate or the Purchaser will withhold 33 1/3% of the amount payable in respect of such adjustment and the provisions of this Section shall apply to such withheld amount, MUTATIS MUTANDIS.

2.11     RECEIVABLES.

         (1) During the period of two years after the Closing Date, the Purchaser agrees to cause the Corporation or its successor to use its commercially reasonable efforts to collect the Receivables reflected in the Closing Statement provided that such efforts shall not require a discount or other disadvantageous terms to be provided to the Person owing the Receivable to the Corporation in connection with exploitation of the Software Products after the Closing Date on a basis that is outside the ordinary course of the business conducted by the Corporation or its successor from time to time.

         (2)      During the period of two years after the Closing Date, if:

                  (i) the Corporation or its successor receives payment in respect of Receivables reflected on the Closing Statement; and

                  (ii) the Purchaser, pursuant to Section 2.11(3), receives the benefit of one or more deductions from any amount payable to Shareholders pursuant to Section 2.4 or
                           Section 2.7 or one or more payments from Shareholders,

                  that in aggregate exceed the amount of Receivables net of reserves as set out in the Closing Statement, the amount of such excess, less any amounts previously paid pursuant to this
                  Section 2.11(2), shall be paid on a quarterly basis by the Purchaser to the Shareholders in proportion to the percentage beneficial ownership in the Shares as at the Closing Time set forth opposite the Shareholder's name in Schedule 1.1(2).

                  Notwithstanding the foregoing, no Shareholder shall have any claim or entitlement in respect of any Receivable for which the Corporation or its successor receives payment more than two years after the Closing Date.

         (3) Notwithstanding any other provision of this Agreement and in satisfaction of any breach of the representation and warranty of the Shareholders in Section 5.1(21), in the event that the aggregate amount of Receivables reflected in the Closing Statement collected by the Corporation or its successor in the period of 90 days after the Closing Date is less than the amount of Receivables net of reserves set forth in the Closing Statement then the Purchaser shall have the option with respect to each such Receivable that has not been collected by the Corporation or its successor, exercisable from time to time during the period of two years after the Closing Date, to:

                  (i) have the Corporation or its successor assign all of the right, title and interest of the Corporation or its successor in and to such Receivable to the Shareholders in consideration for payment of $1.00 from the Shareholders to the Corporation or its successor, and the Purchaser shall deduct 100% of the amount of the full face value of such Receivable as at the Closing Date from any amount payable to the Shareholders pursuant to Section 2.4 or Section 2.7 or, to the extent no such amount is payable, to receive payment of such amount from the Shareholders; or

                  (ii) deduct 50% of the amount of the full face value of such Receivable as at the Closing Date from any amount payable to the Shareholders pursuant to
                           Section 2.4 or Section 2.7 or, to the extent no such amount is payable, to receive payment of such amount from the Shareholders, and the Corporation or its successor shall, subject to the provisions of this
                           Section 2.11, retain all of its right, title and interest in and to such Receivable.

         (4) Upon the later of (i) the date that is 180 days after the Closing Date and (ii) the date that the Corporation or its successor receives the payment of Receivables plus the benefit of one or more deductions from any amount payable to Shareholders pursuant to Section 2.4 or Section 2.7 or payments from Shareholders in respect of Receivables reflected on the Closing Statement that in aggregate equal the amount of Receivables net of reserves set forth in the Closing Statement, the Purchaser shall, with respect to each Receivable reflected on the Closing Statement that has not been collected by the Corporation or its successor during that period, either:

                  (i) cause all of the right, title and interest of the Corporation or its successor in and to such Receivable to be assigned to the Shareholders; or

                  (ii) pay 100% of the amount of the full face value of such Receivable as at the Closing Date to the Shareholders, following which the Corporation or its successor shall retain all of its right, title and interest in and to such Receivable.

         (5) In the event that the Corporation or its successor receives, after the Closing Date, one or more cash payments in respect of the claims made or to be made under the Income Tax Act (Canada) for refundable scientific research and experimental development tax credits in respect of any fiscal period or taxation year ending on or prior to the Closing Date that in the aggregate exceed the amount of the SRED Tax Credit, the amount of such excess shall be paid by the Purchaser to the Shareholders in proportion to the percentage beneficial ownership in the Shares as at the Closing Time set forth opposite the Shareholder's name in Schedule 1.1(2). The Purchaser agrees to cause the Corporation or its successors to use its commercially reasonable efforts to collect the benefit of such scientific research and experimental development tax credits, to provide the Shareholders with reasonable access to its books and records to the extent relevant for the purpose of reviewing the status of the claims for such scientific research and experimental development tax credits and, provided that the Corporation or its successors are provided with reasonably satisfactory security for any incremental costs, to permit the Shareholders, acting reasonably, to participate in the efforts of the Corporation or its successors to collect the benefit of such scientific research and experimental development tax credits. Notwithstanding any other provision of this Agreement, once the SRED Tax Credit has been determined on the finalized Closing Statement, there shall be no further claim or adjustment against the Shareholders in respect of the SRED Tax Credit and notwithstanding that the same may not be collectible in its full amount, or subsequently determined to be a lesser amount.

2.12 PAYMENT OF ADVISOR'S FEES. Each of the Shareholders hereby irrevocably directs the Purchaser to deduct from the payment on account of the Purchase Price to be made pursuant to Section 2.3(1) an amount equal to the aggregate amount of the invoices delivered to the Purchaser on the Business Day preceding the Closing Date for services provided by the Shareholders' Solicitors and Ernst & Young in connection with the transactions contemplated by this Agreement, as approved and directed by the Shareholder Committee, and to make payment of such amounts to the Shareholders' Solicitors and Ernst & Young in satisfaction of such invoices.

2.13 SHAREHOLDER CONSENT . In the event that the Shareholders must exercise, or have an opportunity to exercise, one or more common rights, remedies, or elections under this Agreement (the "COMMON SHAREHOLDERS' Rights"), each such Common Shareholder's Right may be exercised on behalf of all Shareholders by a committee of the Shareholders (the "SHAREHOLDER COMMITTEE") consisting of one nominee of The Stonebridge Domestic Trust (presently, Mr. Frank van Luttikhuizen), one nominee of Telesystem Software Ventures Limited Partnership (presently, Mr. Robert Talbot), and one nominee of the Non-Investor Shareholders selected by a written instrument signed by Non-Investor Shareholders with beneficial ownership as of the Closing Time of a majority of the Shares held by all Non-Investor Shareholders as at such time as determined by reference to
Schedule 1.1(2) (a "MINORITY RESOLUTION") (presently, Mr. Harvey Griggs). Any determination in respect of the Common Shareholders' Rights by the Shareholder Committee made in accordance with this section shall be binding upon all Shareholders and shall be conclusively and finally determined by all Parties by exclusive reference to any instrument executed by the Shareholder Committee in accordance with this Section 2.13 and delivered to Parentco or the Purchaser or any third party, as appropriate, on behalf of the Shareholder Committee and the Shareholders without further inquiry or investigation. Each of the Shareholders hereby irrevocably appoints, which appointment is a power coupled with an interest, each member of the Shareholder Committee, from time to time, as that Shareholder's duly authorized attorney, to do or cause to be done all such further acts or things as may be necessary to further that Shareholder's interest in the Common Shareholders' Rights in accordance with this Section 2.13 and each Shareholder hereby undertakes to ratify all such actions so taken. In addition:

                  (a) The members of the Shareholder Committee shall determine their own procedures for meetings and decisions subject always to the requirements that: the members shall not receive compensation (other than reimbursement of out-of-pocket expenses properly incurred) for their services on the Shareholder Committee unless such compensation is approved by a Minority Resolution; all reasonable efforts shall be made to accommodate the attendance (in person or by phone) of all three members at all meetings of the Shareholder Committee and subject to the urgency of the deliberations required; the Shareholder Committee shall not institute a lawsuit on behalf of the Shareholders until such time as the proceeding is approved by at least two members of the Shareholder Committee and by Minority Resolution; a quorum for all meetings must include at least two of the three members, and that at least two members must support all decisions of the Shareholder Committee;

                  (b) In the event that the prosecution of any Common Shareholders' Right requires further expenditures of money, the Shareholder Committee shall determine on a commercially reasonable basis the terms and conditions for funding the said process that are commensurate with the risk taken by the funding shareholders, which terms and conditions may, but need not, include borrowing from one or more of the Shareholders (the "FUNDING OF SHAREHOLDERS' RIGHTS"). The Shareholder Committee shall give all Shareholders a pre-emptive right to participate in the Funding of Shareholders' Rights in accordance with each Shareholder's percentage beneficial ownership in the Shares and provided that it does so, no Shareholder shall be entitled to question the commercial reasonableness of the terms and conditions of the particular Funding of Shareholders' Rights;

                  (c) Reimbursement of any Funding of Shareholders' Rights shall be a first claim against the proceeds achieved from the exercise of those rights and shall be deducted therefrom prior to the distribution of net proceeds to the Shareholders in accordance with their pro rata participation. Subject to the foregoing:

                           (i) the Shareholder Committee shall not have any power to bind or obligate any Shareholder to funding a pro rata share of any Funding of Shareholders' Rights without the written consent of each Shareholder to be so bound; and

                           (ii) the Funding of Shareholders' Rights shall be a first charge against only the proceeds reasonably achieved from the exercise of those rights, and shall not be deducted from monies otherwise payable to the Shareholders under this Agreement that are unrelated to and are not dependent upon the exercise of the particular Common

                                     Shareholder's Right for which the subject
                                     Funding of Shareholders' Rights is
                                     required.

                  (d) Subject to the foregoing, the Shareholder Committee shall provide reasonable reports to the Shareholders, shall provide access to relevant information and documents upon the request and at the expense of any Shareholder, and in all cases shall account to each of the Shareholders for each Shareholders' pro rata share in the net proceeds achieved, if any, from the exercise of each Common Shareholder Right in accordance with that Shareholder's beneficial interest in the Shares being sold to the Purchaser hereunder;

                  (e) Acceptance by the Shareholder Committee and by each member thereof of their duties and obligations under this Section 2.13 is subject to the following terms and conditions which the Parties hereby agree shall govern and control with respect to each such person's rights, duties, liabilities and immunities in their capacity as a member of the Shareholder Committee:

                           (i) the members of the Shareholder Committee shall be protected in acting upon any written notice, request, waiver, consent, receipt, statutory declaration or other paper or document furnished to them not only as to its due execution (if applicable) and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained, which the Shareholder Committee, in good faith, believes to be genuine and what it purports to be;

                           (ii) except for acts of gross negligence or misconduct, the members of the Shareholder Committee shall not be liable for any acts done, or steps taken, or steps omitted by them in good faith, nor for any mistake of fact or law;

                           (iii) the Shareholder Committee may consult with and obtain professional advice from legal counsel and others in the event of any question as to any of the provisions hereof or in respect of the Common Shareholders' Rights or their duties hereunder, and they shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel and the costs of such services shall be paid out of the Funding of Shareholders' Rights;

                           (iv) the exercise of each and every one of the Common Shareholders' Rights by the Shareholder Committee shall be determined in the sole discretion of the Shareholder Committee and, without limiting the generality of the foregoing, the Shareholder Committee may resolve to decline on behalf of the Shareholders to exercise any particular Common Shareholder's Right, or resolve to exercise any Common Shareholder's Right on a basis determined by the Shareholder Committee; or to refer the decision on any Common

                                     Shareholder Right to the Shareholders
                                     collectively by written notice to the
                                     Shareholders; and

                           (v) the members of the Shareholder Committee shall have no duties or obligations under this Section 2.13 except those which are expressly set forth herein and they shall not be bound by any notice of claim or demand with respect thereto, or any waiver, modification, amendment, termination or recession of this section unless the same is received by them in writing and if their duties hereunder are affected, unless they shall have given their prior written consent thereto.

2.14 EXERCISE OF INVESTOR OPTIONS. Each Shareholder acknowledges that the Corporation granted options to the Investors to acquire an aggregate of 375,000 common shares in the capital of the Corporation on the terms and conditions set forth in the Option Agreements attached as Schedule 2.14. Each Shareholder acknowledges and agrees that the options under such Option Agreements shall be exercisable as a result of the transactions contemplated by this Agreement by agreement of the Corporation with each of the Investors in accordance with the provisions of such Option Agreements to permit the Investors to exercise the options granted thereunder, to acquire such shares, and that the Purchaser has agreed that such shares will constitute Shares for the purposes of this Agreement and will be purchased by the Purchaser from the Investors pursuant to this Agreement.


                              ---------------------

                                   ARTICLE 3
                              CLOSING ARRANGEMENTS

3.1 CLOSING. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Blake, Cassels & Graydon, or at such other time on the Closing Date or such other place as may be agreed to in writing by the Shareholders and the Purchaser.

3.2 CLOSING DELIVERIES OF SHAREHOLDERS. At the Closing, each of the Shareholders severally agrees with the Purchaser that the following documents are delivered to the Purchaser:

         (1) the certificates representing the Shares of the Shareholder, duly endorsed in blank for transfer (and the Shareholders shall cause the transfers of the Shares to be duly entered in the registers of the Corporation at Closing);

         (2) an assignment by the Shareholder of the Shares in the form of Exhibit A, duly executed by the Shareholder;

         (3) a certificate of the Shareholder (or if the Shareholder is not an individual, a certificate of the President or other senior officer of the Shareholders), dated as of the Closing Date in the form of Exhibit B;

         (4) a certificate of a senior officer of each corporate Shareholder in the form of Exhibit C and, in the case of the Investors, a certificate in the form of Exhibit C.1;

         (5) a certificate of a senior officer of the Corporation in the form of Exhibit D;

         (6)      [intentionally deleted]

         (7) in the case of the Investors, a Non-Competition Agreement and Intellectual Property Assignment duly executed in the form of Exhibit E1 and in the case of Derek Sandison and Harvey Griggs, a Non-Competition Agreement and Intellectual Property Assignment duly executed in the form of Exhibit E;

         (8) an IP Assignment in the form of Exhibit M executed by TECHinspirations Inc., and each of the Shareholders other than the Investors, Derek Sandison and Harvey Griggs;

         (9) a counterpart of the B & E Escrow Agreement executed by the Shareholder and Borden & Elliot;

         (10) a counterpart of the BCG Escrow Agreement executed by the Shareholder;

         (11) an employment agreement in form reasonably satisfactory to the Purchaser executed by each of Derek Sandison and Robin Alexander and the Corporation;

         (12) an opinion of the Shareholders' Solicitors addressed to the Purchaser and the Purchaser's Solicitors substantially in the form of Exhibit F;

         (13) the written resignation and a release of all claims against the Corporation of each Director and Officer in the form of Exhibit G;

         (14) a release of claims against the Corporation, including any claims in respect of any obligations of the Corporation to the Shareholder or pursuant to any Option in respect of securities of the Corporation, in the form of Exhibit H, duly executed by the Shareholder;

         (15)     the Employee Certificate; and

         (16) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Shareholders to complete the transactions provided for in this Agreement.

3.3 PURCHASER'S CLOSING DELIVERIES. At the Closing, the Purchaser shall deliver or cause to be delivered to the Shareholders the following documents and payments:

         (1) a certificate of the President or other senior officer of each of the Purchaser and Parentco dated as of the Closing Date in the form of Exhibit J;

         (2) a certificate of a senior officer of each of the Purchaser and Parentco in the form of Exhibit K;

         (3)      the payments referred to in Sections 2.3(1);

         (4) an irrevocable direction of the Purchaser to the Corporation to enter into an amendment to the employment agreement dated March 1, 1997 with Derek Sandison and an employment agreement with Robin Alexander, in each case on terms no less favourable in aggregate than those proposed to such individuals by the Purchaser prior to the date hereof and in form reasonably satisfactory to the Purchaser;

         (5) an opinion of the Purchaser's Solicitors addressed to the Shareholders substantially in the form of Exhibit L; and

         (6) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Shareholders to complete the transactions provided for in this Agreement.

3.4 EMPLOYEE RELEASES. Each of the Shareholders severally agrees with the Purchaser to cause the Corporation to use its best efforts to settle all claims in respect of Options in respect of securities of the Corporation against the Corporation by, and to deliver on or prior to the Closing to the Purchaser a release in respect thereof executed by, each of Ralph Mills, Steven Brown, Scott Kennedy and William Fosina in the form of Exhibit I, subject to such modifications as are acceptable to the Purchaser, acting reasonably.

                              ---------------------

                                   ARTICLE 4
                              CONDITIONS OF CLOSING

4.1 PURCHASER'S CONDITIONS. The Purchaser shall not be obliged to complete the purchase and sale of the Shares pursuant to this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Purchaser and may be waived, in whole or in part, in writing by the Purchaser at any time; and each of the Shareholders severally agrees with the Purchaser to take all such actions, steps and proceedings as are commercially reasonable and within its control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

         (1) Representations and Warranties of Shareholders. The representations and warranties of the Shareholders in Section
                  5.1 shall be true and correct at the Closing.

         (2) Shareholder Compliance. Each Shareholder shall have performed and complied with all of the terms and conditions of this Agreement on its part to be performed or complied with at or before Closing and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing all the documents contemplated in Section 3.2 or elsewhere in this Agreement.

         (3) Material Adverse Change. During the Interim Period, there shall have been no Material Adverse Change.

         (4)      No Litigation.  There shall be no litigation or proceedings:

                  (a) pending or threatened against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; or

                  (b) pending or threatened against the Corporation, any of the Parties, or against any of their respective Affiliates or any of their respective directors or officers, which if determined adversely to such Person could adversely affect the right of the Purchaser to acquire or retain the Shares or result in a Material Adverse Change.

         (5) Debentureholder Matters. Evidence of the conversion of the Convertible Secured Debentures dated as of October 15, 1998 and December 4, 1998 entered into by the Corporation with each of the Investors (the "DEBENTURES") in accordance with their terms, the right of the Corporation to make payment of all interest accrued under the Debentures as at the Closing Time without penalty, the discharge of the Debentures and all security under the Debentures and the termination of all related agreements;

         (6) January Loan. Amendment of the terms of the credit facility evidenced by the letter agreement dated as of January 25, 1999 between the Investors and the Corporation, together with the Credit Agreement dated January 18, 1999 between National Bank of Canada and the Corporation (collectively, the "JANUARY CREDIT FACILITY"), permitting the repayment without penalty of all obligations thereunder and the discharge of all security thereunder upon receipt of such payment, and the termination of all related credit agreements;

         (7) CIBC Discharge. Receipt of Discharge of Canadian Imperial Bank of Commerce in favour of the Corporation of all obligations and security therefor executed in favour of the Corporation by Canadian Imperial Bank of Commerce; and

         (8) Consulting Services Agreement. Receipt of the release and consent of TECHinspirations Inc. to termination at Closing and without penalty, of the Consulting Services Agreement dated as of July 16, 1998 between the Corporation and TECHinspirations Inc.

4.2 CONDITION NOT FULFILLED. If any condition in Section 4.1 has not been fulfilled at or before the Closing Time, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

         (1) terminate this Agreement by notice to the Shareholders, in which event each of Parentco and the Purchaser shall be released from all of its respective obligations under this Agreement; or

         (2) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition;

provided that any such waiver may be granted by the Purchaser absolutely, or upon the Parties renegotiating certain terms of the Agreement and further provided that, in the case of each Shareholder, unless the Purchaser can show that the condition or conditions for the non-fulfilment of which the Purchaser has terminated this Agreement was as a result of the Shareholder not taking all such actions, steps and proceedings as are commercially reasonable and within its control as may be necessary to ensure that such condition was fulfilled at or before the Closing Time, then the Shareholder shall be released from its obligations under this Agreement. In the event that any condition in Section 4.1 has not been fulfilled at or before the Closing Time as a result of any action or failure to take action by a Shareholder (a "BREACHING SHAREHOLDER"), the Purchaser shall have the right, but shall not be obligated, to purchase all of the Shares held by each of the Shareholders other than any such Breaching Shareholder in accordance with the terms of this Agreement without limiting any rights or remedies available to the Purchaser at law or in equity under this Agreement or otherwise against or in respect of any Breaching Shareholder.

4.3 CONDITIONS OF THE SHAREHOLDERS. The Shareholders shall not be obliged to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Shareholders, and may be waived by the Shareholders, in whole or in part, in writing by the Shareholders at any time; and the Purchaser agrees with the Shareholders to take all such actions, steps and proceedings as are commercially reasonable and within the Purchaser's control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

         (1) Representations and Warranties. The representations and warranties of the Purchaser in Section 5.2 shall be true and correct at the Closing.

         (2) Purchaser's Compliance. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Shareholders at the Closing Time all the documents and payments contemplated in Section 3.3 or elsewhere in this Agreement.

         (3)      No Litigation.  There shall be no litigation or proceedings:

                  (a) pending or threatened against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; or

                  (b) pending or threatened against the Corporation, any of the Parties, or against any of their respective Affiliates or any of their respective directors or officers, which if determined adversely to such Person could adversely affect the right of the Purchaser to acquire or retain the Shares.

         (4) Accrued Liabilities. Tendering of payment by the Purchaser on behalf of the Corporation to Morris Rose Ledgett on behalf of the Investors and TECHinspirations Inc. of all accrued interest under the Debentures and the amounts outstanding to the Closing Date under the Consulting Services Agreement dated as of July 16, 1998 between the Corporation and TECHinspirations Inc., as applicable, in each case as at the Closing Time as accrued for in the Estimated Closing Statement. The amount of such payment shall constitute a debt owing by the Corporation to the Purchaser.

         (5) January Loan. Tendering of payment by the Purchaser on behalf of the Corporation to Morris Rose Ledgett (X) on behalf of Stonebridge of the amount of principal and interest owing to Stonebridge by the Corporation and (Y) on behalf of Telesystem Software Ventures Limited Partnership ("Telsoft") of any additional amounts owing to Telsoft by the Corporation, in each case under the January Credit Facility as at the Closing Time as reflected in the Estimated Closing Statement and delivery to Morris Rose Ledgett on behalf of Telsoft of a release of National Bank of Canada in respect of all security in favour of National Bank of Canada for the January Credit Facility established by Telesystem Software Ventures Limited Partnership. The amount of such payment shall constitute a debt owing by the Corporation to the Purchaser.

4.4 CONDITION NOT FULFILLED. If any condition in Section 4.3 shall not have been fulfilled at or before the Closing Time, then the Shareholders in its sole discretion may, without limiting any rights or remedies available to the Shareholders at law or in equity (except to the extent so limited by Section 2.3), either:

         (1) terminate this Agreement by notice to the Purchaser, in which event the Shareholders shall be released from all obligations under this Agreement; or

         (2) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition, provided that unless the Shareholders can show that the condition or conditions for the non-fulfilment of which the Shareholders have terminated this Agreement are reasonably capable of being performed by the Purchaser, then Parentco and the Purchaser shall be released from its obligations under this Agreement.


                              ---------------------

                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

5.1 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. As a material inducement to the Purchaser's entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Shareholders set out in this Section 5.1, each of the Shareholders severally but not jointly represents and warrants to the Purchaser as follows:

         (1) Ownership of Shares. The Shareholder (except Stonebridge) is or at the Closing Time will be the sole beneficial owner of and has or will have at the Closing Time good and marketable title to and in the case of Stonebridge will convey good and marketable title in, in each case the number of Shares set forth opposite the Shareholder's name in Schedule 1.1(2), free and clear of any lien, claim, security interest or other encumbrance, including, without limitation, any escrow arrangements or other restrictions on transfer, except such restrictions as shall have been satisfied by the Closing Time.

         (2) Authorization to Sell Shares. The Shareholder has or will have at the Closing Time full legal right, power and authorization to sell, assign, transfer and deliver the Shares set forth opposite the Shareholder's name in Schedule 1.1(2), Shareholder's Shares in the manner provided in this Agreement and upon delivery of and payment for such Shares hereunder, the Purchaser will acquire good and marketable title to such Shares, free and clear of any lien, claim, security interest, or other encumbrance.

         (3) No Restrictions on Sale of Share; Outstanding Securities. As at the date hereof and as at the Closing Time, no Person, except for the Purchaser, has or will have any Option in respect of any of the Shares set forth opposite the Shareholder's name in Schedule 1.1(2) other than as provided for in the Shareholders Agreement. Except for the Debentures and the Options listed in Schedule 5.1(3) and other than as provided for in the Shareholders Agreement, no Options in respect of any securities of the Corporation are outstanding.

         (4) Residence of Shareholder. The Shareholder (if not Stonebridge, Robin Alexander, Varsha Bhat or David Kempa) is not a non-resident of Canada for purposes of Section 116 of the Income Tax Act (Canada).

         (5) Binding Obligation of Shareholder. This Agreement, any Closing Agreement to which the Shareholder is party and any agreement, document, or instrument made or delivered pursuant to this Agreement or such Closing Agreement has been duly authorized (if a corporation), executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

         (6) Absence of Conflicting Agreements. The execution and delivery of this Agreement, any Closing Agreement to which the Shareholder is party and any agreement, document, or instrument made or delivered pursuant to this Agreement or such Closing Agreement by the Shareholder, the sale of such Shareholder's Shares pursuant to this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both), any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Shareholder is a party or by which the Shareholder is or may be bound or to which any of the Shareholder's property or assets is subject, other than such agreements which terminate simultaneously with the Closing, which breach or violation or the consequences thereof would, alone or to the knowledge of the Shareholder in the aggregate, be material, nor does or will such action conflict with or violate any statute, law, rule, regulation, ruling, judgment, injunction, order or decree applicable to the Shareholder or to any property or assets of the Shareholder.

         (7) Litigation. Subject to Schedule 5.1(7), there is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or, to the knowledge of the Shareholder, threatened by or against the Corporation or the Shareholder Related to the Business or affecting the Business or the operations or capital of the Corporation or the transactions contemplated by this Agreement, and there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

         (8) Consents and Approvals. Under Applicable Law, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the sale of the Shares to be sold by the Shareholder as contemplated by this Agreement or the consummation by the Shareholder of the transactions contemplated in this Agreement or to permit the Corporation to carry on the Business after the Closing as the Business is currently being carried on by the Corporation, other than as may be required, and as have or will have been obtained prior to Closing, and other than any such consent, approval, authorization, order, registration or qualification imposed upon the Purchaser, Parentco and their respective Affiliates.

         (9) Shareholder Taxes. The Shareholder will pay all Taxes properly payable by the Shareholder, if any, on the transfer or sale by the Shareholder of such Shareholder's Shares to the Purchaser.

         (10)     [Intentionally Deleted]

         (11)     Organization of the Corporation. The information set out in
                  Schedule 5.1(11) concerning the name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of the Corporation and each Subsidiary is true and complete in all material respects and will be true and complete at the Closing Time. The Corporation is incorporated and validly subsisting under the laws of its jurisdiction of incorporation. The Corporation is licensed or qualified to do business under the laws of the jurisdictions specified in Schedule 5.1(11) and neither the character nor the location of the properties owned by the Corporation nor the nature of the business conducted by it requires licensing or qualification under the laws of any other jurisdiction. The Corporation has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated.

         (12) Corporate Records. The minute books of the Corporation contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. The share certificate book, register of shareholders, register of transfers and register of directors and officers of the Corporation are complete and accurate in all material respects.

         (13) Bankruptcy. The Corporation is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any comparable legislation to which it is subject nor has it made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Corporation has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Corporation or any of the Assets and no execution or distress has been levied upon any of the Assets.

         (14) Financial Statements. The annual audited consolidated financial statements of the Corporation for the fiscal year ended February 28, 1998 and, to the knowledge of the

                  Shareholder and without the benefit of review by the Corporation's auditors, the annual unaudited consolidated financial statements of the Corporation for the fiscal year ended February 28, 1999, which are annexed as Schedule 5.1(14) (collectively, the "FINANCIAL STATEMENTS"), have been prepared in accordance with Canadian GAAP except as set forth in
                  Schedule 5.1(14) and, in the case of the Financial Statements for the year ended February 28, 1999, for usual year-end adjustments and the absence of notes. The balance sheets contained in such Financial Statements fairly present the consolidated financial position of the Corporation as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present the consolidated results of operations for the periods indicated.

         (15) Title to Assets. The Corporation has good and marketable title to all the Assets other than the Intellectual Property, free and clear of any and all Liens, subject to Permitted Liens and the Leases. The Assets are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the year ended on the date of this Agreement.
                  Schedule 5.1(15) sets out a complete and accurate list of all locations where the Assets are situate. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Corporation of the Business or of any of the Assets out of the ordinary course of business.

         (16) Real Property. With the exception of leasehold improvements located at the Leased Premises, the Corporation does not own any real property or any buildings or other improvements located on any real property.

         (17) Personal Property. Schedule 5.1(17) lists each item of Personal Property which had a book value in the accounting records of the Corporation, determined in accordance with Canadian GAAP at the date of the Corporation's most recently completed financial year, of more than Cdn.$10,000 or is otherwise material to the Business. All Personal Property constituting fixed assets reflected in the Closing Statement is in good operating condition and repair having regard to its book value as reflected in the Closing Statement, ordinary wear and tear excepted.

         (18) Leased Premises. Schedule 5.1(18) lists all the Premises Leases. Each Premises Lease is in full force and effect, unamended by oral or written agreement, and the Corporation is entitled to the full benefit and advantage of such Premises Lease in accordance with the terms thereof. Each Premises Lease is in good standing and there has not been any default by the Corporation or, to the knowledge of the Shareholder, any other party under any Premises Lease nor is there any dispute between the Corporation and any landlord under any of the Premises Leases. None of the Premises Leases has been assigned by the Corporation in favour of any Person. The current uses of the Leased Premises comply with Applicable Law.

         (19) Personal Property Leases. Schedule 5.1(19) lists all the Personal Property Leases which involve or may reasonably be expected to involve the payment by the Corporation of more than $25,000 over the term of the Personal Property Lease (collectively, the "MATERIAL PERSONAL PROPERTY LEASES") and identifies the ones which cannot be terminated by the Corporation without liability at any time upon less than 30 days' notice. Each Material Personal Property Lease is in full force and effect and has not been amended, and the Corporation is entitled to the full benefit and advantage of each Material Personal Property Lease in accordance with its terms. Each Material Personal Property Lease is in good standing and there has not been any material default by the Corporation or, to the knowledge of the Shareholder, any other party under any Material Personal Property Lease, nor any dispute between the Corporation and any other party under any Material Personal Property Lease.

         (20) Material Contracts. Schedule 5.1(20), Schedule 5.1(36) and the Employee Certificate list all the Material Contracts. The Corporation is not in default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by the Corporation or any other party to the Material Contract. Each Material Contract is in full force and effect, unamended by written or oral agreement, and the Corporation is entitled to the full benefit and advantage of each Material Contract in accordance with its terms. The Corporation has not received any notice of a default by the Corporation or a dispute between the Corporation and any other party in respect of any Material Contract.

         (21) Receivables. The Receivables net of reserves to be reflected in the Closing Statement are valid obligations which arose in the ordinary course of business and will be collectible net of such reserves in the period of 90 days after the Closing Date at their full face value as at the Closing Date. None of the Receivables is due from a Non-Arm's Length Party of the Corporation or the Shareholder.

         (22) Inventories. The Inventories to be reflected in the Closing Statement will consist of items that are current and of good and merchantable quality and not subject to any write-down or write-off. The portion of the Inventories consisting of finished products to be reflected in the Closing Statement will be saleable in the ordinary course of business at normal prices. The portion of the Inventories consisting of raw materials and work-in-progress to be reflected in the Closing Statement will be of a quality useable in the production of finished products.

         (23)     Intellectual Property.

                  (a) Schedule 5.1(23) describes the releases of the NetProphet and NetScore software applications and specifications, all internet website domains, domain names, business names and trade names related to the Business and related trademark, copyright and patent registrations comprising part of the Intellectual Property. Without limiting the generality of the foregoing, Schedule 5.1(23) lists and describes all software systems and applications related to the Business. All the registrations and applications for registration of the Intellectual Property listed in
                           Schedule 5.1(23) are subsisting in good standing and are recorded in the name of the Corporation. No application for registration of any of the Intellectual Property has been rejected;

                  (b) The Corporation has the exclusive right to use (subject to licenses in favour of customers entered into by the Corporation in the ordinary course of business), sell, license and dispose of, and has the right to bring actions for infringement of, the Intellectual Property. The Intellectual Property includes all patent rights, copyrights, trade secrets, information, and other proprietary rights and processes necessary to conduct the business of the Corporation as currently conducted;

                  (c) Subject to the rights of licensors pursuant to licenses referred to in Schedule 5.1(23) and to the rights of customers pursuant to licenses entered into by the Corporation in the ordinary course of business, and to Permitted Liens, the Corporation is the sole owner of the Intellectual Property and is entitled to the exclusive and uninterrupted use of the Intellectual Property without payment of any royalty or other fees other than in respect of Hyperion software products and commercially available software listed in Schedule 5.1(23). The Corporation has diligently protected its legal rights to the extent commercially reasonable to the ownership of the Intellectual Property other than trade secrets and source code. Other than the Excel Spreadsheet Add-On delivered with NetProphet III and NetScore III which is in password protected source code form, all copies of any software forming a part of the Software Products have been distributed solely in object code form with notice containing the notations "(C)" or "(c)" and "copyright [year of publication] Sapling Corporation". Except for disclosures to the Purchaser and Parentco and to authorized Persons involved in development in each case pursuant to appropriate non-disclosure agreements, and except for disclosure of password protected source code as referred to above, there has been no disclosure of the Software Products other than through the licensing of object code versions of the Software Products. Each authorized copy of the Software Products object code is the subject of a valid and existing licence agreement in the form attached in Schedule 5.1(23)(a) or substantially in the form of Schedule 5.1(23)(b). The Corporation has not permitted or licensed any Person to use any of the Intellectual Property except pursuant to licenses and otherwise as disclosed in
                           Schedule 5.1(23). All such licences referred to in
                           Schedule 5.1(23) are in full force and effect and neither the Corporation nor, to the Shareholder's knowledge, the other party is in default of its obligations thereunder. Except for disclosure to the Purchaser and Parentco and except for disclosure to authorized Persons involved in development and except for off-site secure storage, in each case pursuant to appropriate non-disclosure agreements, the source code for the Software Products has not been delivered or disclosed or made available to any Person, the Corporation has not agreed to or undertaken to or in any way promised to provide such source code to any Person other than the Purchaser, and such source code is currently stored, and has never been removed from, the premises of the Corporation. The Corporation has not disclosed any trade secrets of the Corporation to any Person except pursuant to appropriate non-disclosure agreements.

                  (d) Schedule 5.1(23) lists current litigation relating to the Intellectual Property;

                  (e) Schedule 5.1(25) sets forth the name of any Person involved in the development of the Software Products and, except as indicated in Schedule 5.1(25), each such Person was so involved during the course of employment by the Corporation for the primary purpose of developing software for the

                           Corporation. Except as set forth in Schedule 5.1(23), no shareholder, officer, director, employee or former employee of the Corporation or any other Person has any right, title or interest in any of the Intellectual Property, no Person has been involved in the development of the Software Products and each such Person has entered into non-disclosure agreements pursuant to which they have agreed to maintain the confidentiality of confidential Intellectual Property and, except in the case of Michelle Guthrie, Inna Naryznai, Oleg Proudnikov, Andreea Vasiliu, Jennifer Smith and Michael McKenna have assigned all rights they may have in the Intellectual Property to the Corporation and have waived any moral rights they may have for the benefit of the Corporation and anyone claiming through the Corporation;

                  (f) All of the Corporation's permissions and licences to use the industrial or intellectual property of other Persons are disclosed in Schedule 5.1(23). Except as disclosed in Schedule 5.1(23), the Software Products neither contain nor embody nor use nor require any third party software, including development tools and utilities, and the Software Products contain all software necessary for the continued maintenance and use of the Software Products. With the exception of the agreements with Platinum Technologies Inc. and POET Software Corporation, all such permissions and licenses referred to in Schedule 5.1(23) are in full force and effect and neither the Corporation nor, to the Shareholder's knowledge, the other party is in default of its obligations thereunder;

                  (g) No Person has challenged the validity of any registrations for the Intellectual Property or the Corporation's rights to any of the Intellectual Property;

                  (h) Neither the manufacture, marketing, license, sale or use of any product currently manufactured, marketed, licensed, sold or used by the Corporation violates any license or agreement of the Corporation with any Person or infringes upon the industrial or intellectual property rights of any other Person, whether common law or statutory, including rights relating to defamation, rights of privacy or publicity and contractual rights. Neither the use of the Intellectual Property nor the conduct of the Business has infringed or currently infringes upon the industrial or intellectual property rights of any other Person or other than in respect of Hyperion software products and commercially available software listed in Schedule 5.1(23) requires the payment of any royalty, honoraria, fees or other payments to any other Person;

                  (i) To the Shareholder's knowledge, no other Person has infringed the Corporation's rights to the Intellectual Property;

                  (j) There is no governmental prohibition or restriction on the use of the Intellectual Property other than generally applicable U.S. government trade restrictions;

                  (k) The computer software comprising NetProphet and NetScore is in good operating condition and functions in accordance with the specifications specified in the relevant software design documentation in all material respects and is free from errors and design and operating defects; save and except as experienced within generally applicable customer expectations and within generally acceptable industry experience for well developed software and, with respect to future experience with the said software as installed, at frequency and severity levels no greater than experienced by the Corporation with respect to such software to the date hereof. All source code for NetProphet and NetScore is written entirely in the programming environment specified in
                           Schedule 5.1(23), and is sufficiently documented in the source code to enable a software developer reasonably skilled in such environment to understand, modify, compile and otherwise utilize all aspects of the related software without reference to other sources of information. The source code for the Software Products contains all information and software required to compile and run the Software Products in the application environment specified in
                           Schedule 5.1(23) without additional hardware, software or other materials whatsoever;

                  (l) Other than a 40 bit encryption routine for password protection in NetScore, the Software Products do not contain or otherwise make use of any encryption, enciphering or other similar technology, have any encryption capability or perform any encryption function.

         (24) No Disabling Mechanism. No portion of the Software Products contain or will contain any disabling mechanism or protection feature designed to prevent its use, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any of the Software Products or any computer system on which any of the Software Products is installed or in connection with which they may operate.

         (25) Employees and Developers. Schedule 5.1(25) lists, for each software application comprising part of the Software Products, under separate headings, the full names of (i) all the employees of the Corporation, (ii) all contractors of the Corporation and (iii) all other Persons, in each case involved in developing such Software Products together with, beside each name, the full residential address of each such Person.

         (26) Year 2000 Compliance. All of the Corporation's Software Products (including products currently under development), other than versions of NetProphet prior to NetProphet II version 5, record, store, process and calculate and present calendar year dates in a four digit format and the Software Products do not default to an assumed date beginning with "19--" rather than "20--" without providing the end user of the Software Product with either a notice or choice, and the Software Products can record, store, process and calculate and present calendar dates falling on and after January 1, 2000, and calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively "YEAR 2000 COMPLIANT"). All of the Corporation's material products will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Corporation's internal computer systems, including its accounting systems, are Year 2000 Compliant in all material respects. To the knowledge of the Shareholders, there has been no action, suit, proceeding, claim (including warranty claim) instituted in any court or pending or, to the knowledge of the Shareholder, threatened by or against the Corporation in respect of any products of the Corporation including the Software Products that is based on such products not being Year 2000 Compliant.

         (27) Licences and Permits. Schedule 5.1(27) lists all the Licences and Permits and identifies the ones that by their terms are rendered invalid as a result of a change of control of the Corporation. All the Licences and Permits are in full force and effect, the Corporation is not in violation of any term or provision or requirement of any such Licences and Permits, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence or Permit.

         (28) Undisclosed Liabilities. The Corporation does not have any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which will not be disclosed in the Closing Statement or referred to or disclosed herein (and for the purposes hereof, the Corporation's obligations under the Material Contracts and the Leases have been disclosed herein), other than liabilities, obligations and indebtedness (i) in respect of obligations to Employees for severance and payment in lieu of notice upon termination under common law or statute; (ii) incurred in the normal course of business and in accordance with the usual business practices of the Corporation and which do not exceed $25,000 in the aggregate other than pursuant to Contracts referred to in clause (iii); and (iii) Contracts entered into in the ordinary course of business by the Corporation in accordance with usual business practices of the Corporation with customers of and suppliers to the Corporation.

         (29) Safety Deposit Boxes/Powers of Attorney. Schedule 5.1(29) lists:

                  (a) the name of each bank, trust company and other financial institution in which the Corporation holds accounts or safety deposit boxes and the names of every Person authorized to draw thereon or to have access thereto; and

                  (b) the name of each Person holding a general or special power of attorney from the Corporation and a summary of the terms thereof.

         (30) Consents and Approvals. Except for the Consents and Approvals, no consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Corporation to carry on the Business after the Closing as the Business is currently carried on by the Corporation provided that the Shareholder makes no representation or warranty concerning any consent or approval required to be obtained by the Purchaser, Parentco or their respective Affiliates in such connection.

         (31) Notices. Except for the Notices, no notice is required to be delivered to any Person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Corporation to carry on the Business after the Closing as the Business is currently carried on by the Corporation provided that the Shareholder makes no representation or warranty concerning any notice required to be delivered by the Purchaser, Parentco or their respective Affiliates in such connection.

         (32) No Conflict for Corporation . The execution, delivery and performance of this Agreement by the Parties and the completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

                  (a) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Corporation or any contract;

                  (b) an event which, pursuant to the terms of any Contract or Licence or Permit, causes any right or interest of the Corporation to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest; or

                  (c)      the creation or imposition of any Lien on any Asset.

         (33)     [Intentionally Deleted] .

         (34) Insurance. Particulars of the policies of insurance maintained by the Corporation at the date of this Agreement are set out in Schedule 5.1(34). All such policies are in full force and effect and the Corporation is not in default, whether as to the payment of premiums or otherwise, under the terms of such policies.

         (35)     Environmental Matters.

                  (a) The Business and the Assets as carried on or used by the Corporation have been carried on and used and are currently carried on and used in compliance with all Environmental Laws.

                  (b) The Corporation is not, and has not been, subject to any proceedings alleging the violation of any Environmental Law or to determine whether any remedial action is needed to respond to a Release or the presence of a Hazardous Substance on the Leased Premises.

                  (c)      The Corporation requires no Environmental Permits.

                  (d) All Hazardous Substances used in connection with the Business at the Leased Premises and disposed of, treated or stored by the Corporation have been disposed of, treated and stored in compliance with all Environmental Laws.

                  (e) There are no proceedings in which it is alleged that the Corporation is responsible for a clean-up or remediation of lands adjacent to or in the vicinity of the Leased Premises contaminated with Hazardous Substances emanating from the Leased Premises and arising from the operation of the Business or for any other remedial or corrective action under an Environmental Law.

                  (f) The Corporation has maintained all environmental and operating documents and records in the manner and for the time periods required by any Environmental Law and have never conducted an environmental audit of the Business and Assets. For purposes of this Section, an environmental audit includes any evaluation, assessment, review or study performed at the request of or on behalf of the Corporation, a prospective purchaser of the Business or the Assets, a court or governmental authority.

                  (g) The Corporation has not installed or caused to be installed any underground storage tanks located on the Leased Premises.

         (36) Employment Arrangements. A list certified by Derek Sandison and James Danziger on behalf of the Corporation and without personal liability except in their capacity as a Shareholder under this Agreement and circulated to the Shareholders' Solicitors and the Purchaser (the "EMPLOYEE CERTIFICATE") and
                  Schedule 5.1(36) list all the Employees as of the date of this Agreement and the age, position, status and length of service of each of them, respectively. Except as set out in the Employee Certificate, Schedule 5.1(7), Schedule 5.1 (36) and
                  Schedule 5.1(38), the Corporation is not a party to or bound by any contracts with any Employee or former employee or obligated under any requirements of Applicable Law to make any severance or termination payable to any Employee or former employee of the Corporation, including:

                  (a) any contracts for the employment of any Employee or statutory requirement for re-employment of any Employee other than in respect of Susan Henderson and Vidy Babwah; or

                  (b) any bonus, deferred compensation, profit sharing, pension, retirement, hospitalization insurance (other than mandatory public plans) or other plans or arrangements providing employee benefits, except for the plans providing employee benefits described in
                           Schedule 5.1(38).

         (37) Collective Agreements. Except as set out in Schedule 5.1(37) and other than the current dispute with Ralph Mills, Scott Kennedy and William Fosina:

                  (a) the Corporation is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Employees;

                  (b) the Corporation is not currently engaged in any labour negotiation;

                  (c) the Corporation is not a party to any application, complaint or other proceeding under any statute;

                  (d) the Corporation has not engaged in any unfair labour practice and the Corporation is not aware of any pending or threatened complaint regarding any alleged unfair labour practices;

                  (e) there is no strike, labour dispute, work slow down or stoppage pending or threatened against the Corporation;

                  (f) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or threatened against the Corporation;

                  (g) the Corporation has not experienced any material work stoppage; and

                  (h) the Corporation is not the subject of any union organization effort.

         (38)     Employee Plans.

                  (a) Other than plans required to be maintained by all employers in respect of their employees in any relevant jurisdiction, Schedule 5.1(38) lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the Employees or former Employees which are currently maintained or were maintained at any time in the last four calendar years (the "EMPLOYEE PLANS").

                  (b) All of the Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans ("APPLICABLE EMPLOYEE BENEFIT LAWS").

                  (c) All financial obligations regarding the Employee Plans have been satisfied or will be accrued for and reflected in the Closing Statement, there are no outstanding defaults or violations by the Corporation or, to the knowledge of the Shareholder, any other party to any Employee Plan and no Taxes, penalties or fees are owing or eligible under any of the Employee Plans, except those Taxes, penalties and fees will be accrued for in the Closing Statement.

                  (d) No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

                  (e) All contributions or premiums required to be made by the Corporation under the terms of each Employee Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Employee Plans, and the Corporation will not have any financial obligations with respect to any of the Employee Plans except as accrued for in the Closing Statement.

                  (f) Except in the ordinary course of business, no amendments have been made to any Employee Plan and no improvements to any Employee Plan have been promised. No amendments or improvements to an Employee Plan will be made or promised by the Corporation before the Closing Time.

                  (g) There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither the Corporation nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

                  (h) The Shareholders have furnished or made available to the Purchaser true, correct and complete copies of all the Employee Plans as amended as of the date hereof together with all material documentation related thereto including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, copies of material correspondence with all regulatory authorities with respect to each Employee Plan and existing plan summaries, booklets and personnel manuals.

                  (i) The Corporation has no pension plan or other funded Employee Plan.

                  (j) None of the Employee Plans are registered under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Employee Plans.

                  (k) All employee data necessary to administer each Employee Plan has been provided or made available by the Corporation to the Purchaser and such data is true and correct in all material respects.

                  (l) No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

                  (m) Except as disclosed in Schedule 5.1(38), none of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependants of retired employees.

                  (n) Except as disclosed in Schedule 5.1(38) or in the Financial Statements, the Corporation has not during the period commencing March 1, 1998 accrued or paid any bonus, fee, distribution, remuneration or other compensation to any Employee (other than salaries, wages, bonuses, benefits (including Option entitlements) paid or payable to Employees in the ordinary course of business in accordance with current compensation levels and practices as set out in the Employee Certificate, Schedule 5.1(36) and
                           Schedule 5.1(38)).

         (39) Customers and Suppliers. Schedule 5.1(39) lists the ten largest customers and the ten largest suppliers of the Corporation (or such additional customers or suppliers of the Corporation which are sufficient to constitute ten per cent or more of total sales or purchases, as the case may be) for the 12 month period ending February 28, 1999 determined by reference to payments to and from such parties, and the aggregate amount which each such customer was invoiced and each such supplier was paid during such period. With the exception of termination by the Corporation of its relationship with Quadstar International, the Shareholder is not aware of, nor has it received notice of, any intention on the part of any such customer or supplier to cease doing business with the Corporation or to modify or change in any material manner any existing arrangement with the Corporation for the purchase or supply of any products or services. There are no unresolved disputes with any such supplier, shipper or customer.

         (40) Product Warranties. There are no claims against the Corporation on account of product warranties or with respect to the production or sale of defective or inferior products and, to the knowledge of the Shareholder, there is no factual or legal basis for any such claim.

         (41) Affiliated Transactions. The Corporation is not liable in respect of advances, loans, guarantees to or on behalf of any Shareholder, officer, director, Employee or Affiliate of the Corporation or any other Person who is a Non-Arm's Length Party to the Corporation except those which are to be repaid, discharged or released prior to the Closing Time in accordance with the terms of this Agreement.

         (42) Intercompany Services. Except as disclosed in this Agreement, there are no Material Contracts and, to the knowledge of the Shareholder, no Contracts, in each case between the Corporation and any Person who is a Non-Arm's Length Party to the Corporation or the Shareholder.

         (43) Tax Filings. The Corporation has prepared and filed on time with all appropriate governmental bodies all tax returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by or on behalf of the Corporation in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof, other than the federal and provincial tax returns for the one year ended February 28, 1998 which shall be delivered to the Purchaser at least five Business Days prior to the Closing Date. All such returns, declarations, remittances, information returns, reports and other documents, including the federal and provincial tax returns for the one year ended February 28, 1998, are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect. All Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full.

         (44) Taxes Paid. The Corporation has paid in full all Taxes required to be paid on or prior to the date hereof and will make adequate provision in the Closing Statement in accordance with Canadian GAAP for the payment of all Taxes in respect of all fiscal periods ending prior to the Closing Time.

         (45) Reassessments of Taxes. There are no reassessments of the Corporation's Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to the Corporation by any governmental body for any taxation year in respect of which a Tax return of the Corporation has been audited. Other than in respect of the SRED Tax Credit, there are no unresolved challenges, disputes or questions between the Corporation and any governmental body in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. The Corporation is not negotiating any draft assessment or reassessment with any governmental body. The Shareholder is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of the Corporation other than as disclosed in the Financial Statements or to be disclosed in the Closing Statement and other than those Taxes or grounds for assessment or reassessment arising in the ordinary course of business. Neither the Corporation nor the Shareholder has received any indication from any governmental body that an assessment or reassessment of the Corporation is proposed in respect of any Taxes, regardless of its merits. The Corporation has not executed or filed with any governmental body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

         (46) Withholdings and Remittances. The Corporation has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate governmental body. The Corporation has remitted or will make adequate provision in the Closing Statement for the remittance of all Canada Pension Plan contributions, provincial pension plan contributions, unemployment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted or will make adequate provision in the Closing Statement for the remittance of such amounts to the proper governmental body within the time required under the applicable legislation. The Corporation has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Corporation.

         (47)     [Intentionally deleted.]

         (48)     Absence of Certain Changes or Events. Except as disclosed in
                  Schedule 5.1(48), since February 28, 1999, the Corporation has not:

                  (a)      suffered any Material Adverse Change;

                  (b)      amended its articles;

                  (c) except as contemplated by this Agreement, declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares;

                  (d) except as contemplated by this Agreement, issued or sold any Shares or other securities of the Corporation or any Option in respect of any securities of the Corporation;

                  (e) sold, assigned, transferred, mortgaged, pledged or otherwise encumbered any of the Assets, except sales of Inventories in the normal course of its Business;

                  (f) changed any accounting or costing systems or methods in any material respect;

                  (g) except as contemplated by this Agreement, suffered any extraordinary loss or cancelled, other than in the ordinary course of business, or waived any debt, claim or other right;

                  (h) except as contemplated by this Agreement, entered into any Material Contract or any other transaction that was not in any material respect consistent with the terms of Contracts entered into by the Corporation in the normal course of its Business; or

                  (i) terminated, cancelled or modified in any material respect or received notice or a request for termination, cancellation or modification in any material respect of any Material Contract.

         (49) Brokerage Fees. The Shareholder has not entered into any agreement which would entitle any Person to any valid claim against the Corporation, the Purchaser or Parentco for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

         (50) Full Disclosure. No representation or warranty made by the Shareholder in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact necessary to make such representation or warranty or any such statement not misleading. The Shareholder does not know any fact which, if known to the Purchaser might reasonably be expected to either materially diminish the Purchaser's evaluation of the value of the Shares or the value of the Business or deter the Purchaser from consummating the transactions contemplated herein on the terms of this Agreement.

5.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Shareholders as follows:

     (1) Incorporation and Power. The Purchaser is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws.

     (2) Due Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

     (3) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) Brokerage Fees. The Purchaser has not entered into any agreement which would entitle any Person to any valid claim against the Shareholders for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

5.3 REPRESENTATIONS AND WARRANTIES OF PARENTCO. Parentco represents and warrants to the Shareholders as follows:

     (1) Incorporation and Power. Parentco is a corporation duly incorporated under the laws of Delaware and is duly organized, validly subsisting and in good standing under such laws and the shares of common stock of Parentco are listed on Nasdaq.

     (2) Due Authorization. Parentco has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of Parentco.

     (3) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of Parentco enforceable against Parentco in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) Brokerage Fees. Parentco has not entered into any agreement which would entitle any Person to any valid claim against the Shareholders for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

5.4       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     (1)  The representations and warranties of the Shareholders contained in
          Section 5.1, in any Closing Agreement or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years from the Closing Date except in the case of any representation and warranty relating to any Tax matter which shall survive the Closing for a period of one year after the limitation periods for reassessment or appeal under the applicable taxing statute have expired, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for such time period, after which time the Shareholders shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Purchaser in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period, provided that there shall be no time limit on the representations and warranties of the Shareholders set out in Section 5.1 which relate to the incorporation of the Corporation, the due authorization of this Agreement by the Shareholders, the enforceability of the Shareholders' obligations under this Agreement, or to the title of any Shareholder to any Shares or on any representation involving fraud or fraudulent misrepresentations.

     (2)  The representations and warranties of the Purchaser contained in
          Section 5.2 and of Parentco in Section 5.3, in any Closing Agreement or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Shareholders for such time period, after which time the Purchaser or Parentco shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Shareholder Committee in writing (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof) before the expiration of such period, provided that there shall be no time limit on the representations and warranties of the Purchaser set out in
          Section 5.2 or of Parentco set out in Section 5.3 which relate to the incorporation of the Purchaser or Parentco respectively, the due authorization of this Agreement by the Purchaser or Parentco respectively and the enforceability of the Purchaser's or Parentco's respectively obligations under this Agreement or on any representation involving fraud or fraudulent misrepresentations.

5.5 PARENTCO SUPPORT. Parentco represents and warrants that the Purchaser, including for purposes of this Section 5.5 any permitted assignee of the Purchaser, is and at all relevant times shall be a wholly-owned direct or indirect subsidiary of Parentco. Parentco hereby covenants with each of the Shareholders to take such actions as may be necessary to cause the Purchaser or any permitted assignee of the Purchaser at all times to perform and discharge its obligations under this Agreement and under any agreement, document or instrument made or delivered pursuant to this Agreement; and if the Purchaser or any permitted assignee of the Purchaser shall at any time fail to do so, Parentco shall, or shall cause an Affiliate of Parentco to, perform and discharge such obligations. The foregoing covenants and obligations of Parentco are absolute, unconditional present and continuing covenants and obligations of a primary covenantor and are in no way conditional or contingent upon any event or circumstance, action or omission which might in any way discharge a guarantor or surety, provided that Parentco shall be entitled to the benefit of all rights, defences and remedies of the Purchaser under this Agreement.


                                  -----------

                                   ARTICLE 6
                                 INDEMNIFICATION

6.1 INDEMNITY BY THE SHAREHOLDERS. Each of the Shareholders shall severally indemnify and hold the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser's Affiliates and their respective directors, officers, employees, agents and representatives harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as a "CLAIM") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

     (1) subject to Section 5.4(1), any incorrectness in or breach of any representation or warranty of the Shareholder contained in this Agreement, any Closing Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

     (2) any breach of or any non-fulfilment of any covenant or agreement on the part of the Shareholder under this Agreement, any Closing Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

     (3) any Claim made or brought against Parentco, the Purchaser, the Corporation or the Corporation's successors or their respective directors, officers, employees, agents, representatives and Affiliates by:

          (i) Ray Fowler or his Associates as a result of, in respect of or arising out of any matter existing prior to the Closing Time, excluding any Claim for a finder's fee in respect of licensing of Software Products after the Closing Date resulting in license fees being recognized by Parentco on a consolidated basis in accordance with the usual business practice of the Corporation;

          (ii) Tom Oliff or his Associates as a result of, in respect of or arising out of any matter referred to in Section 1 of Schedule 5.1(7);

          (iii) any of Ralph Mills, Scott Kennedy and William Fosina or any of their respective Associates as a result of, in respect of or arising out of any matter referred to in Section 3 of Schedule 5.1(7); and

          (iv) any of Michelle Guthrie, Inna Naryznai, Oleg Proudnikov, Andreea Vasiliu, Jennifer Smith and Michael McKenna or any of their respective Associates as a result of, in respect of or arising out of any right, title or interest in, or moral rights in respect of, in each case in existence at the Closing Time, the Software Products.

6.2       INDEMNITY BY THE PURCHASER.

     (1) The Purchaser shall indemnify and hold the Shareholders, their directors, officers, employees, agents and representatives, as the case may be, and the Shareholders' Affiliates and their respective directors, officers and employees, as the case may be, harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

          (a) subject to Section 5.4(2), any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement, any Closing Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

          (b) any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement, any Closing Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

     (2) Parentco shall indemnify and hold the Shareholders, their directors, officers, employees, agents, representatives, as the case may be, and the Shareholders' Affiliates and their respective directors, officers and employees, as the case may be, harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

          (a) subject to Section 5.4(3), any incorrectness in or breach of any representation or warranty of Parentco contained in this Agreement, any Closing Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

          (b) any breach or non-fulfilment of any covenant or agreement on the part of Parentco under this Agreement, any Closing Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

6.3 NOTICE OF CLAIM. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of Section
6.2 or 6.1, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

          (a)  the factual basis for the Claim; and

          (b)  the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to effectively contest the determination of any liability susceptible of being contested, then the liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

6.4 DIRECT CLAIMS. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

6.5 THIRD PARTY CLAIMS. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to assume such control, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). The Indemnified Party shall cooperate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction, or (ii) it is necessary in the reasonable view of the

Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any person (a "THIRD PARTY") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment provided that it is made in a manner that does not constitute an admission of liability and that preserves all defences to the Third Party Claim and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

6.6 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

6.7       INTEREST ON CLAIMS. The amount of any Claim submitted under
Section 6.1 or Section 6.2 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.

6.8 TAX ADJUSTMENTS. The amount of any Claim submitted under Section 6.1 or 6.2 as damages or by way of indemnification shall be determined on an after-Tax basis, and without limiting the generality of the foregoing shall:

          (a) be net of the net present value of any Tax benefits to the Indemnified Party resulting from the Claim, calculated using a discount rate equal to the Prime Rate on the Business Day immediately preceding the date of payment of the Claim; and

          (b) include the amount necessary to hold the Indemnified Party harmless after Tax.

6.9 SET-OFF. The Purchaser shall be entitled to set-off the amount of any Claim submitted under Section 6.1 against any other amounts payable by the Purchaser to the Shareholders whether under this Agreement or otherwise, provided that the amount of any set-off made by the Purchaser shall be based upon a commercially reasonable assessment of the merits of the Claim in consideration of advice of counsel; any uncertainties existing in respect of the Claim, including uncertainty as to the amount of the Claim, at the time set-off is to be made; and the risk to the Purchaser associated with collecting amounts payable to the Purchaser by each of the relevant Shareholders in the event of a disposition of the Claim in favour of the Purchaser. To the extent that the Purchaser sets-off any amount in respect of a Claim against an Indemnifying Party in accordance with the foregoing, and the amount set-off exceeds the amount finally determined by judicial process or arbitration, to be payable to the Purchaser by the Indemnifying Party, the Purchaser shall make a payment in an amount equal to such excess less any payment determined to be payable by the Purchaser to the Indemnifying Party by judicial process or arbitration in respect of a claim by the Indemnifying Party in respect of the monies set-off.

6.10 OTHER REMEDIES. The indemnification provisions set forth in this Part are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for any misrepresentation, breach of warranty or non-fulfilment of or failure to perform any covenant or agreement.

6.11 SPECIFIC PERFORMANCE. Each of the Parties hereto acknowledges and understands that breach or threatened breach by any other Party or non-performance or threatened non-performance of certain of the covenants contained herein may not be compensable in damages. Accordingly, each of the Parties agrees and accepts that the other Party may, in addition to any other remedy for relief, enforce the performance of any covenant in this Agreement (including the obligation to convey the Shares) or the performance of any action that is necessary to enforce this or the Closing Agreements by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage to such Party or notwithstanding that damages may be readily quantifiable and each of the Parties agrees not to plead sufficiency of damages as a defence in any proceeding for such injunctive relief brought by the other Party.

6.12 MINIMUM CLAIM. No Party shall have any entitlement to indemnification pursuant to Sections 6.1 or 6.2 or relating to any breach of any of the representations and warranties contained in Sections 5.1 or 5.2 unless and until the accumulated aggregate amount of Claims of such Party against all other Parties exceeds Cdn.$100,000 following which all such accumulated Claims and all further Claims of such Party shall be recoverable as provided in this Agreement.

6.13 LIMITATION OF LIABILITY. No Shareholder shall have liability under this Agreement, the Closing Agreements or any other agreement, certificate or instrument delivered pursuant to this Agreement or the Closing Agreements pursuant to the indemnification provisions set forth in this Article 6 or pursuant to any other remedy of the Purchaser, including any remedies specified in Section 6.10, in excess of the amount received by the Shareholder on account of the Purchase Price. To the extent that any two or more Shareholders have the same liability in respect of a Claim arising out of the same incorrectness in or breach of any representation or warranty or breach or non-fulfilment of any covenant or agreement under this Agreement, any Closing Agreement or under any other agreement, certificate, or instrument executed and delivered pursuant to this Agreement, each Shareholder's liability shall be limited to its pro rata portion of such Shareholders' aggregate liability equal to the fraction, the numerator of which is the percentage of Shares beneficially owned by the Shareholder at the Closing Date as set forth opposite the Shareholder's name in
Schedule 1.1(2) and the denominator of which is the aggregate percentage of Shares beneficially owned by each such Shareholder at the Closing Date as set forth opposite each such Shareholder's name in Schedule 1.1(2). Notwithstanding that any covenant or agreement of the Shareholders hereunder is expressed as a covenant or agreement of all Shareholders, in a situation where the covenant is personal to a particular Shareholder, the liability for the covenant is that Shareholder's alone. Notwithstanding the foregoing, such limitations shall not apply in any circumstance in which the Shareholder has undertaken fraud or fraudulently or intentionally breached any warranty or covenant hereunder or made any fraudulent or intentional misrepresentation.

6.14 TAX LOSSES. Notwithstanding any other provision in this Agreement, no representation and warranty is made by any Shareholder in respect of: (i) Tax losses of the Corporation incurred at any time after February 28, 1998; (ii) the availability of such losses for reduction of Tax liabilities of the Corporation; or (iii) any failure to recognize expenditures that would have created such Tax losses.

6.15 INSURANCE. In the event that the Corporation or its successor receives a payment pursuant to a policy of insurance in force as at or prior to the Closing Date in respect of the subject matter of a Claim, the Purchaser agrees to cause the Corporation or its successor to make payment to each Shareholder against which the Claim was made of an amount up to the amount received pursuant to such insurance policy pro rata to such Shareholder's percentage beneficial ownership interest in the Shares as at the Closing Date as set forth in Schedule 1.1(2), and not exceeding the aggregate amount received by the Purchaser from such Shareholders, less an amount equal to the net present value, calculated using a discount rate equal to the Prime Rate as at the date of receipt of such payment pursuant to such insurance policy, of the increase in premiums under such insurance policy or any replacement insurance policy reasonably estimated by the Purchaser to be attributable to the claim having been made under such insurance policy.


                                   ----------

                                   ARTICLE 7
                                 INTERIM PERIOD

7.1 INVESTIGATION. Until the Closing, the Purchaser and its representatives and advisers shall be permitted to make such investigations, inspections, surveys or tests of the properties and assets of the Corporation, its predecessor companies and its Affiliates and of their respective financial and legal condition as the Purchaser deems necessary or desirable to familiarize itself with such properties, assets and other matters. Without limiting the generality of the foregoing, the Purchaser shall, during normal business hours, be permitted complete access to all documents relating to information scheduled or required to be disclosed under this Agreement, to the Books and Records, the data processing system of the Corporation, the Contracts, the Leased Premises, the Employees, records regarding suppliers, customers and regulators and environmental reports, surveys, inspection reports and all other reports prepared by advisers of the Corporation, its predecessor companies and its Affiliates (and the Shareholders shall provide photocopies to the Purchaser of all such written information and documents as may be reasonably requested by the Purchaser). Any such investigations, inspections, surveys or tests shall not, however, affect or mitigate the representations and warranties of the Shareholders under this Agreement which shall continue in full force and effect as provided under this Agreement.

7.2 AUTHORIZATIONS. The Shareholders shall cause the Corporation to execute and deliver any authorizations required to permit the investigations, inspections, surveys or tests described in Section 7.1.

7.3       CONFIDENTIALITY.

     (1) Each Shareholder shall (and shall cause each of its Representatives (as defined below) to) hold in strictest confidence and not use in any manner, other than as expressly contemplated by this Agreement, any Confidential Information (as defined below) of the Purchaser.

     (2) Section 7.3(1) shall not apply to the disclosure of any Confidential Information where such disclosure is required by Applicable Law. In that case, the Shareholder (or whose Shareholder's Representative is required to disclose) shall, as soon as possible in the circumstances, notify the Purchaser of the requirement. Upon receiving such notification, the Purchaser may take any reasonable action to challenge the requirement, and the Shareholder shall (or shall cause the applicable Representative to), at the expense of the Purchaser, assist the Purchaser, in taking such reasonable action.

     (3) Following the termination of this Agreement in accordance with the provisions of either of Sections 4.1 or 4.2, each Shareholder shall (and shall cause each of its Representatives to) promptly, upon a request from the Purchaser, return to the Purchaser all copies of any tangible items (other than this Agreement), if any, which are or which contain Confidential Information of the Purchaser; provided that if a Shareholder or its Representatives have prepared summaries or analyses containing or concerning any Confidential Information, then such Shareholder may, instead of returning the summaries or analyses, destroy them and provide a certificate to that effect to the Purchaser.

     (4)  For the purposes of this Section 7.3:

          "CONFIDENTIAL INFORMATION" means all information relating to the Business which,

               (i) at the time is of a confidential nature (whether or not specifically identified as confidential) and is known or should be known by the Shareholder or its Representatives as being confidential, and

               (ii) has been or is from time to time made known to or is otherwise learned by a Shareholder or any of its Representatives as a result of the matters provided for in this Agreement,

          including the following information:

               (iii) the terms of this Agreement; and

               (iv) the Purchaser's marketing and sales plans and its business records,

          but not including any information that at such time:

               (v) has become generally available to the public other than as a result of a disclosure by a Shareholder or any of its Representatives;

              (vi) was available to a Shareholder or its Representatives on a non-confidential basis before the date of this Agreement; or

              (vii) becomes available to a Shareholder or its Representatives on a non-confidential basis from a Person other than Purchaser or any of its Representatives who is not, to the knowledge of a Purchaser or its Representatives, otherwise bound by confidentiality obligations to the Purchaser in respect of such information or otherwise prohibited from transmitting the information to a Shareholder or its Representatives; and

          "REPRESENTATIVES" with respect to any party means its Affiliates and its and their respective directors, officers, employees, agents and other representatives and advisers.

     (5) Notwithstanding any other provision of this Section 7.3, the Shareholders shall be entitled to provide a copy of this Agreement to Revenue Canada or any other taxation authority if requested by that authority.

7.4 RISK OF LOSS. Until the Closing, the Shareholders shall cause the Corporation to maintain in force all the policies of property damage insurance under which any of the Assets is insured. If before the Closing any of the Assets is lost, damaged or destroyed and the loss, damage or destruction constitutes a Material Adverse Change, then:

     (1) the Purchaser may terminate this Agreement in accordance with the provisions of Section 4.2; or

     (2) the Purchaser may require the Shareholders to reduce the Purchase Price by the amount of the replacement cost of the Assets which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

7.5 ACTION DURING INTERIM PERIOD. During the Interim Period, the Shareholders shall cause the Corporation:

     (1) not to make or agree to make any material change in the compensation of any Director, Officer or Employee and not to pay or agree to pay or set aside any bonus, profit sharing, retirement, insurance, death, severance or fringe benefit or other extra-ordinary or indirect compensation to, for or on behalf of any Director, Officer or Employee except as contemplated by this Agreement;

     (2) not to sell, assign, transfer, mortgage, pledge or otherwise encumber any of the Assets, except for sales of Inventories in the normal course of its Business;

     (3) not to enter into any Material Contract or any other transaction that is not in any material respect consistent with the terms of Contracts entered into by the Corporation in the normal course of its Business;

     (4) not to issue any Shares or other securities of the Corporation or any Option in respect of any securities of the Corporation except as contemplated by this Agreement;

     (5) not to declare or cause to be paid any dividend or make any other form of distribution or payment on the Shares or any other securities of the Corporation except as contemplated by this Agreement;

     (6) not to default in the performance of any term or condition of any Material Contract or Licenses and Permits;

     (7) not to cancel or amend any policy of insurance which relates to the Corporation or any of the Assets, except with the prior written consent of the Purchaser;

     (8) to maintain relations with the suppliers, customers and landlords of the Corporation in accordance with past custom and practice;

     (9) to pay before delinquency all Taxes and other obligations which become due and payable by the Corporation;

     (10) generally, to carry on the Business in the normal course; and

     (11) not to, without the consent of the Purchaser, (i) make any material Tax election other than in the ordinary course of business and consistent with past practice, (ii) change any material Tax election,
          (iii) adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, (iv) change any Tax accounting method, (v) file any Tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns, sales or value-added tax returns) or amendment to a Tax return, (vi) enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment, provided that Purchaser shall not unreasonably withhold or delay approval of any of the foregoing actions.

7.6 EXCLUSIVE DEALINGS. During the Interim Period, the Shareholders shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than the Purchaser and its designated and authorized representatives, concerning any sale, transfer or assignment of the Shares or the Assets involving the Corporation. The Shareholders shall notify the Purchaser promptly if any such discussions or negotiations are sought or if any proposal for a sale, transfer or assignment of the Shares or the Assets is received or being considered.

7.7 CONSENTS AND APPROVALS, NOTICES. The Shareholders shall cause the Corporation to use its best efforts to obtain all Consents and Approvals and to deliver all Notices on or prior to the Closing Time or such earlier time as may be required by any Material Contract to which the Corporation is a party.


                                 -------------

                                   ARTICLE 8
                                     GENERAL

8.1 EXPENSES. Subject to Section 2.12, each Shareholder shall be responsible for the Shareholder's own legal, accounting, advisory and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, including all fees of the Shareholders' Solicitors, and the transactions contemplated by this Agreement and for the payment of any broker's commission, finder's fee or like payment payable by the Shareholder in respect of the purchase and sale of the Shares pursuant to this Agreement.

8.2 PAYMENT OF TAXES. Except as otherwise provided in this Agreement, the Purchaser shall pay all Taxes applicable to, or resulting from transactions contemplated by this Agreement (other than Taxes payable under applicable legislation by the Shareholders) and any filing or recording fees payable in connection with the instruments of transfer provided for in this Agreement.

8.3 PUBLIC ANNOUNCEMENTS. The Shareholders shall not, and shall cause the Corporation not to, make any public announcement regarding this Agreement or the transactions contemplated by this Agreement unless otherwise consented to in writing by the Purchaser.

8.4       NOTICES.

     (1) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be given and made if (i) delivered personally,
          (ii) sent by prepaid overnight courier service, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

          (a)  if to the Shareholders, to:

               Robin Alexander                      Susan Griggs
               12 Brooks Road                       251 Kenneth Avenue
               London, England                      Willowdale, Ontario
               W4 3BH                               M2N 2V8

               Joel Berger                          Michael Haley
               16720 McCowan Road                   45 Brenda Drive
               Cedar Valley, Ontario                Halifax, Nova Scotia
               L0G 1E0                              B4B 1K1

               Varsha Bhat                          Toby Hatch
               83 Barrowgate Road                   16720 McCowan Road
               Flat No. 1                           Cedar Valley, Ontario
               Chiswick, England                    L0G 1E0
               W4 4Q5

               Joan Black                           Anita McArter
               c/o General Delivery                 210-1180 Forestwood Drive
               Creemore, Ontario                    Mississauga, Ontario
               L0M 1G0                              L5C 1H8

               James Danziger                       Philip Powell
               237 Greer Road                       127 Timpson Drive
               Toronto, Ontario M5M 3N8             Aurora, Ontario L4G 5L4

     David Kempa                        Derek Sandison &
     16734 S. Ashley Court              Integrated Business Process
     Lockport, IL  60441                Modeling Corp.
                                        466 Rattray Park Drive
                                        Mississauga, Ontario
                                        L5J 2N1

     Firmin Associates Inc.             Telsoft Ventures Inc.
     26 Hiram Road                      1000 de La Gauchetiere Street West
     Richmond Hill, Ontario             25th Floor
     L4C 9E5                            Montreal, Quebec H3B 4W5
     Attention:  Tony Firmin            Attention:  Francois Gaouette/Robert
                                        Talbot

     Alan Fyfe                          The Stonebridge Domestic Trust
     4172 Rayfield Court                c/o TECHinspirations Inc.
     Mississauga, Ontario               2275 No.8 Sideroad, RR #2
     L4Z 1E7                            Milton, Ontario    L9T 2X6
                                        Attention:  John van Leeuwen/Frank van
                                        Luttikhuizen

     Gay Gooderham                      Herman Troost
     228 Spadina Road                   4360 Latimer Crescent
     Toronto, Ontario  M5R 2V1          Burlington, Ontario
                                        L7M 4R2

     Goodwill Family Holdings Inc.      Hugh Wallis
     70 Kingsdale Avenue                478 Cam Fella Blvd.
     North York, Ontario  M2N 3W4       Stouffville, ON  L4A 7G8
     Attention: David Goodwill

     Susan Greer                        Nadine Williamson
     269 Heath Street East              10-125 Weldrick Road West
     Toronto, Ontario  M4T 1T3          Richmond Hill, Ontario
                                        L4C 3V2
               in each case with copies to:

               Borden & Elliot
               40 King Street West
               Scotia Plaza
               Toronto, Ontario
               M5H 3Y4
               Tel:  416-367-6188
               Fax:  416-361-7081
               Attention:  Jim Elder, Esq.

          and, if to the Investors, in each case with copies to:

          Morris Rose Ledgett
          Canada Trust Tower
          BCE Place, Suite 2700
          161 Bay Street
          Toronto, Ontario
          M5J 2S1
          Tel: (416) 981-9311
          Fax: (416) 863-9500
          Attention: Brian McKenna, Esq.

          (b)  if to the Purchaser or Parentco, to:

          HSC Acquisition Co.
          c/o Hyperion Solutions Corporation
          1344 Crossman Avenue
          Sunnyvale, California 94089
          Tel: 408-744-9500
          Fax: 408-744-0400
          Attn: Stephen V. Imbler, Senior Vice President and Chief
                Financial Officer

          with copies to:

          HSC Acquisition Co.
          c/o Hyperion Solutions Corporation
          900 Long Ridge Road
          Stamford, Connecticut 06902
          Tel: 203-703-3500
          Fax: 203-703-5050

          Attn: David M. Weinberg, Vice-President, Finance

          and

          Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive

          Menlo Park, CA  94025
          Tel:  (650) 321-2400
          Fax: (650) 321-2800
          Attn:  Steven M. Spurlock, Esq.

          and

          Blake, Cassels & Graydon
          Box 25, Commerce Court West
          Toronto, Ontario, M5L 1A9
          Tel: (416) 863-2400
          Fax: (416) 863-2653
          Attn: Chris Hewat, Esq.

     (2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

     (3) Any Party may from time to time change its address under this Section by notice to the other Party given in the manner provided by this Section.

8.5 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.

8.6 ENTIRE AGREEMENT. This Agreement (together with the Closing Agreements, the Confidentiality Agreement dated December 18, 1998 between the Corporation and Parentco and any other agreement, certificate or instrument executed and delivered pursuant to this Agreement), constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement, the Closing Agreements or the Confidentiality Agreement dated December 18, 1998 between the Corporation and Parentco and any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

8.7 WAIVER. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.8 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.9 NON-MERGER. Each party hereby agrees that all provisions of this Agreement, other than (a) the conditions in Article 4 and (b) the representations and warranties contained in Article 5 and the related indemnities in Sections 6.1 and 6.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections) shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

8.10 FURTHER ASSURANCES. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

8.11 ATTORNMENT. Each Party agrees (i) that any action or proceeding relating to this Agreement or any Closing Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (ii) not to oppose any such Ontario action or proceeding on the basis of forum non conveniens or for any other reason; and
(iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section. Each of the Parties irrevocably agrees that service of summons and any other legal process which may be served in any action, suit, proceeding or Arbitration may be served on the Party at the address of the Party specified or changed in accordance with Section 8.4. Such service may be made by mailing or delivering a copy of such process to the applicable Party at such address. Nothing in this Section will affect the rights of the Parties to serve legal process in any other manner permitted by law.

8.12 LANGUAGE. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux presentes ont exige que le present contrat et tous autres contrats, documents ou avis afferents aux presentes soient rediges en langue anglaise.

8.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

8.14 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns provided that, subject to Section 5.4, the Purchaser may assign any or all of its rights under this Agreement to a wholly-owned direct or indirect subsidiary of Parentco. Subject to the foregoing, no Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties.

8.15      ARBITRATION

     (1) Each of the Parties agrees to submit any Dispute to formal binding arbitration in accordance with this Section 8.15.

     (2) The arbitration shall be held before a single arbitrator mutually agreed to by the Parties to the Dispute or otherwise in accordance with the Arbitration Act (Ontario) (the "ARBITRATION ACT") (the "ARBITRATION"). Any Party or Parties (collectively the "INITIATING PARTY") may serve a notice on the other Party or Parties (a "RESPONDING PARTY") setting out a statement of the Dispute and the facts relating or giving rise thereto, in reasonable detail, (the "STATEMENT OF DISPUTE").

     (3) Within thirty (30) days after receipt of such notice, each Receiving Party shall respond to the notice by agreeing or commenting on the Statement of Dispute, as the case may be.

     (4) Save as otherwise provided by this Section 9.03, the Arbitration shall be governed by the provisions of the "Arbitration Act", provided, however, that the Arbitration may be administered by any organization agreed upon by the Parties and that the Parties by agreement, may choose to be governed by the rules of such administering organization. The Parties expressly agree that the provisions of the International Commercial Arbitration Act (Ontario) shall not apply to any Arbitration between them. The Arbitrator may not amend or disregard any provision of this Section 8.15 without the consent of the Parties.

     (5) Qualified to Act. The Arbitrator selected to act hereunder shall be qualified by profession or occupation to decide the matter in dispute.

     (6)  Submission of Written Statements.

          (a) Within fifteen (15) Business Days of the appointment of the Arbitrator, the Initiating Party shall submit written statements to the Arbitrator setting out in sufficient detail the facts and any contentions of law on which it relies and the relief the Initiating Party claims. Each Responding Party shall have ten
               (10) Business Days from the date on which the written statement is received to reply to the written statements submitted by any other Party setting out in sufficient detail which of the facts and contentions of law in the written statement of the Initiating Party it admits or denies, and the grounds and other facts and contentions of law on which it relies.

          (b) Within ten (10) Business Days of receipt of the Receiving Party's written statements, the Initiating Party may send the Responding Party a statement of reply.

          (c) After submission of all the statements, the Arbitrator may give directions for documentary production and discovery of each Party's case, and for further conduct of the Arbitration bearing in mind the desirability of having cost effective and expeditious dispute resolution on the merits of the case. In the absence of agreement between the Parties on production and discovery procedures within 30 days of the last day for delivery of the written statement described in Section 8.15(6)(a), Rules 30, 31, 32, 34 and 35 of the Ontario Rules of Civil Procedure regarding production and discovery will apply to the Arbitration, excepting that the Arbitrator shall exercise any powers or fulfil any duties set out in those Rules that would otherwise (in an action) be exercised or fulfilled by the court or a judge.

          (d) The Arbitrator may, upon application by any Party, modify or extend any time limit contained in this Section 8.15, including any time limit in the above Rules.

     (7) Confidentiality. Save and except as may be necessary in the course of the enforcement of an Arbitration award, the Arbitration process and all Persons participating therein shall be subject to the confidentiality provisions as set out in Section 7.3. The Arbitrator and all other Persons (not already bound by the provisions of such Section 7.3) participating in the Arbitration shall execute an undertaking to be bound by the confidentiality provisions set out in such Section 7.3. For greater certainty, the Parties agree that the Arbitration shall proceed in the event that any other Person refuses to sign a confidentiality undertaking or agreement.

     (8)  Meetings and Hearings.

          (a) Meetings and hearings of the Arbitration shall take place in Toronto, Ontario or in such other place as the Parties shall agree upon in writing and such meetings and hearings shall be conducted in the English language unless otherwise agreed by such Parties and the arbitrators. Subject to the foregoing, the Arbitrator may at any time fix the date, time and place of meetings and hearings in the Arbitration, and will give all the Parties adequate notice of these. Subject to any adjournments which the Arbitrator allows, the final hearing will be continued on successive Business Days until it is concluded.

          (b) All meetings and hearings will be in private unless the Parties otherwise agree.

          (c) Any Party may be represented at any meetings or hearings by legal counsel.

          (d) At the Arbitration, each Party may examine and re-examine its own witnesses and may cross-examine the other Party's witnesses.

     (9)  The Decision.

          (a) The Arbitrator will make and send a decision in writing to the Parties within thirty (30) days after the conclusion of all hearings referred to in Section 8.15(8) unless that time period is extended for a fixed period by the Arbitrator on written notice to each Party because of illness or other cause beyond the Arbitrator's control and, unless the Parties otherwise agree, will set out reasons for decision in the decision.

          (b) Except as provided in the Arbitration Act and as otherwise required by Law, the decision of the Arbitrator shall be final and binding on the Parties and shall not be subject to any appeal or review procedure, provided that the Arbitrator has proceeded in accordance with the principles of natural justice.

8.16 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any Party providing its signature in such manner shall promptly forward to any other Party an original of the signed copy of this Agreement which was so faxed upon written request of the other Party.

8.17 INDEPENDENT LEGAL ADVICE. Each Shareholder hereby acknowledges and agrees that the Shareholder has had full opportunity to seek and receive independent legal advice with respect to this Agreement, any Closing Agreement to which the Shareholder is party and any agreement, document, or instrument made or delivered pursuant to this Agreement or such Closing Agreement and that if the Shareholder failed to seek or receive such independent legal advice before signing this Agreement, and any such Closing Agreement and any agreement, document, or instrument made or delivered pursuant to this Agreement, such Shareholder shall not rely on such failure as a defence to an argument that this Agreement and any agreement, document, or instrument made or delivered pursuant to this Agreement, or any part thereof, is valid or enforceable.

8.18 SHAREHOLDERS AGREEMENT. Each of the Shareholders agrees that, immediately following the completion of the transactions contemplated to be completed hereunder on the Closing Date, the Shareholders Agreement shall terminate and the Shareholder shall have no rights or obligations thereunder. Pending and subject to the completion of such transactions, each Shareholder hereby waives any right that the Shareholder may have to acquire any interest in the Shares or other securities of the Corporation and any other right pursuant to the Shareholders Agreement arising out of or resulting from the Parties entering into this Agreement.

8.19 AMEX INDEMNITY. The Purchaser shall indemnify each of Derek Sandison and James Danziger in respect of any claim made under or pursuant to guarantees or supporting covenants executed in respect of account 373321604652007 of AMEX Bank of Canada and account number 378344879253009 of AMEX, and shall cause the Corporation to arrange for discharge of such guarantees and supporting covenants following the completion of the transactions contemplated to be completed on the Closing Date.

8.20 EMPLOYMENT AGREEMENTS. Following the completion of the transactions contemplated to be completed on the Closing Date, the Purchaser agrees to cause the Corporation to comply with the direction referred to in Section 3.3(4).

     IN WITNESS WHEREOF the Parties have executed this Agreement.



                                     HSC ACQUISITION CO.



                                     By:  /s/ Stephen Imbler
                                         ---------------------------------------
                                     Name: Stephen Imbler
                                          --------------------------------------
                                     Its:  Director
                                         ---------------------------------------


                                     HYPERION SOLUTIONS CORPORATION



                                     By:  /s/ Stephen Imbler
                                         ---------------------------------------
                                     Name: Stephen Imbler
                                          --------------------------------------
                                     Its:  SVP and CFO
                                         ---------------------------------------

Signed, Sealed and Delivered
in the presence of

                                          /s/ Robin Alexander
------------------------------------      --------------------------------------
Witness                                   Robin Alexander

Signed, Sealed and Delivered
in the presence of

                                          /s/ Susan Griggs
------------------------------------      --------------------------------------
Witness                                   Susan Griggs

Signed, Sealed and Delivered
in the presence of

                                          /s/ Varsha Bhat
------------------------------------      --------------------------------------
Witness                                   Varsha Bhat

Signed, Sealed and Delivered
in the presence of

                                          /s/ Michael Haley
------------------------------------      --------------------------------------
Witness                                   Michael Haley

Signed, Sealed and Delivered
in the presence of

                                          /s/ David Kempa
------------------------------------      --------------------------------------
Witness                                   David Kempa

Signed, Sealed and Delivered
in the presence of

                                          /s/ Anita McArter
------------------------------------      --------------------------------------
Witness                                   Anita McArter

Signed, Sealed and Delivered
in the presence of

                                          /s/ Derek Sandison
------------------------------------      --------------------------------------
Witness                                   Derek Sandison

Signed, Sealed and Delivered
in the presence of

                                          /s/ Toby Hatch
------------------------------------      --------------------------------------
Witness                                   Toby Hatch

Signed, Sealed and Delivered
In the presence of

                                          /s/ Joan Black
------------------------------------      --------------------------------------
Witness                                   Joan Black

Signed, Sealed and Delivered
In the presence of

                                          /s/ Susan Greer
------------------------------------      --------------------------------------
Witness                                   Susan Greer

Signed, Sealed and Delivered
In the presence of

                                          /s/ Joel Berger
------------------------------------      --------------------------------------
Witness                                   Joel Berger


Signed, Sealed and Delivered
in the presence of

                                          /s/ James Danziger
------------------------------------      --------------------------------------
Witness                                   James Danziger

Signed, Sealed and Delivered
in the presence of

                                          /s/ Herman Troost
------------------------------------      --------------------------------------
Witness                                   Herman Troost

Signed, Sealed and Delivered
in the presence of

                                          /s/ Philip Powell
------------------------------------      --------------------------------------
Witness                                   Philip Powell





Signed, Sealed and Delivered
in the presence of

                                          /s/ Andrew Fyfe
------------------------------------      --------------------------------------
Witness                                   Andrew Fyfe

Signed, Sealed and Delivered
in the presence of

                                          /s/ Gay Gooderham
------------------------------------      --------------------------------------
Witness                                   Gay Gooderham

Signed, Sealed and Delivered
in the presence of

                                          /s/ Hugh Wallis
------------------------------------      --------------------------------------
Witness                                   Hugh Wallis

Signed, Sealed and Delivered
in the presence of

                                          /s/ Nadine Williamson
------------------------------------      --------------------------------------
Witness                                   Nadine Williamson

                                         GOODWILL FAMILY HOLDINGS INC.


                                         By: /s/ David J. Goodwill
                                            ------------------------------------
                                         Name: David J. Goodwill
                                              ----------------------------------
                                         Its:  President
                                            ------------------------------------


                                         INTEGRATED BUSINESS PROCESS
                                         MODELING CORP.


                                         By: /s/ Derek Sandison
                                            ------------------------------------
                                         Name: Derek Sandison
                                              ----------------------------------
                                         Its:  President
                                            ------------------------------------


                                         FIRMIN ASSOCIATES INC.


                                         By: /s/ Anthony Firmin
                                            ------------------------------------
                                         Name: Anthony Firmin
                                              ----------------------------------
                                         Its:  President
                                            ------------------------------------


                                         TELESYSTEM SOFTWARE VENTURES
                                         LIMITED PARTNERSHIP by its General
                                         Partner, TELSOFT VENTURES INC.


                                         By: /s/ Robert Talbot
                                            ------------------------------------
                                         Name: Robert Talbot
                                              ----------------------------------
                                         Its:  President
                                            ------------------------------------


                                         CIBC TRUST AND MERCHANT BANK (BARBADOS)
                                         LIMITED IN ITS CAPACITY AS TRUSTEE OF
                                         THE STONEBRIDGE DOMESTIC TRUST AND NOT
                                         IN ANY OTHER CAPACITY AND WITHOUT
                                         PERSONAL LIABILITY



                                         By: /s/ Robert N. Sallis
                                           -------------------------------------


                                         By: /s/ Natalie S. Hodder
                                           -------------------------------------